Form 10-K, Exhibit 13
period 1996-12-31
PSINET INC
filed 1997-03-31
CIK 940716

                                   [CLIPART]

                            A new line has been drawn
                          in corporate communications.
                           The Internet has now become
                   the shortest distance between two points--
                    spanning countries as well as continents.
                          This vast network of networks
                         has emerged as a powerful tool
                     to help companies connect to customers,
                   suppliers, and employees around the world.
                        With Internet services available
                  to the great majority of the world's business
                   communities, PSINet offers the optimal path
                     to cost-effective worldwide networking
                           and enhanced productivity.

                                   [CLIPART]

About the Company

PSINet Inc. (PSINet) was the first company to offer commercial Internet services and today operates one of the world's largest fast-packet networks. Our 350 network-access locations in the U.S., Canada, Europe, and Japan give PSINet customers worldwide reach. PSINet's services, from dial-up and dedicated Internet access to value-added services such as corporate intranets and electronic commerce, provide the most complete business Internet solutions available today.

               Selected Consolidated Financial and Operating Data
               (In thousands, except per share and operating data)

                                                                          Year Ended December 31,
                                                      --------------------------------------------------------------
Statement of Operations Data:                           1992         1993         1994         1995          1996
                                                      --------     --------     --------     ---------     ---------
Revenue                                               $  6,442     $  8,665     $ 15,214     $  38,722     $  84,352
Other income, net (1)                                     --           --           --            --           5,417
EBITDA (2)                                               1,752         (166)      (1,479)      (27,901)      (28,046)
Income (loss) before income taxes
   and extraordinary item                                  689       (2,159)      (5,342)      (53,160)      (55,256)
Net income (loss)                                          430       (1,913)      (5,342)      (53,160)      (55,097)
Pro forma loss per share (3)                                                   $   (0.26)    $   (1.78)
Loss per share (3)                                                                                         $   (1.40)
Shares used in computing
   pro forma loss per share and loss per share (3)                                20,395        29,832        39,378

End of Period Operating Data:
Number of Points-of-Presence (POPs)                         38           68           82           241           350
Number of corporate accounts                             1,980        2,830        4,220         8,200        17,800

                                                                              December 31,
                                                      --------------------------------------------------------------
Balance Sheet Data:                                     1992         1993         1994         1995          1996
                                                      --------     --------     --------     ---------     ---------
Cash and short-term investments                       $    240     $  1,865     $  3,358     $ 102,710     $  57,344
Working capital                                           (680)         136       (1,554)       83,627        23,186
Total assets                                             4,291       13,821       17,055       201,830       177,112
Lines of credit and current portion of
   long-term debt and capital lease obligations            701        2,540        3,369        16,643        26,915
Long-term debt and capital lease obligations,
   less current portion                                    599        3,581        4,397        24,130        26,938
Redeemable common and preferred stock                      773        6,725       13,617          --            --
Shareholders' equity (deficit)                           1,124       (1,427)      (8,283)      143,230        89,783

(1) Represents the consideration received, net of related asset costs and transfer expenses relating to the sale of the Company's consumer dial-up Internet access subscribers and related tangible and intangible assets.

(2) EBITDA represents earnings (loss) before depreciation and amortization, interest income and expense, income tax expense (benefit), extraordinary items and equity in loss of affiliate and, in 1995, intangible asset write-down. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than, measures of performance determined in accordance with generally accepted accounting principles.

(3) For a description of the computation of pro forma loss per share and loss per share and shares used in computing pro forma loss per share and loss per share, see Note 1 of the Notes to Consolidated Financial Statements included in this Annual Report to Shareholders.

To My Fellow Shareholders

      In 1996, the Internet did more than just capture the imagination of the global business community; it earned a central role as an indispensable business tool. The percentage of Web sites devoted to business rose to 50 percent, while intranets gained favor as a corporate communications tool. The Internet also took on a growing international dimension as more companies used the Internet to conduct business around the world.

      PSINet continues to capitalize on these opportunities in order to enhance shareholder value through three strategic growth objectives: profitably increase our share of the business market for Internet services; expand PSINet's international presence; and continue to introduce high-margin, value-added services.

      PSINet experienced solid growth in its financial results in 1996. Total revenue and other income more than doubled, increasing 132 percent from $38.7 million in 1995 to $89.8 million in 1996. This resulted, in part, from an increase in corporate accounts from 8,200 in 1995 to 17,800 in 1996. The net loss for 1996 was $55.1 million or a loss of $1.40 per share, compared with a loss of $53.2 million or a loss of $1.78 per share in 1995. The continued loss in 1996 reflects PSINet's strategy of investing in the expansion of the PSINet network infrastructure in order to position the Company to compete in the Internet market domestically and internationally.

      PSINet's balance sheet was healthy at the end of 1996. Cash and short-term investments were $57.3 million. The Company's debt obligations, used to finance the expansion of the PSINet network, increased to a total of $51.8 million.

      Achievements beyond revenue growth, account growth, and financial position also contributed to the excitement of 1996.

      PSINet took definitive steps to ensure we would not be distracted from our long-standing primary commitment to business. In the second quarter, we exited the consumer retail business by selling our consumer subscriber base and related support activities to a regional, consumer-oriented Internet Service Provider
(ISP). Through our new Wholesale group, we carry the traffic of consumer-based ISPs without incurring the costs of marketing, billing, and customer support for individual subscribers. Also, in the fourth quarter, we were preparing to sell our software subsidiary. This sale was finalized in the first quarter of 1997.

      Exiting these businesses freed PSINet to devote substantial resources to enhance our product development, marketing, and technical support for our corporate customers. This sharpened business focus paid off by helping PSINet double the number of its corporate accounts in 1996, by improving the revenue per corporate customer, and by increasing the corporate retention rate. In fact, the corporate retention rate rose from 87 percent in 1995 to 94 percent in 1996 and remains a benchmark for the industry. During 1996, we also signed significant new corporate customers. Today, PSINet serves more than a quarter of the Fortune 500 companies.

      On the international front, we completely overhauled the U.K. company we purchased in 1995, so that it is now recognized as a national leader in commercial-quality Internet services. Our companies in Canada and Japan each doubled in size and enjoy excellent reputations among their respective business communities. In September, we announced PSINet Europe and took the first steps in our plan to build a state-of-the-art pan-European Internet network over the next four years.


                                       2
                         PSINet Inc. 1996 Annual Report

     Among the most promising elements of the Internet market today are value-added services. PSINet has always been an industry leader in value-added services, having pioneered Web hosting, worldwide remote access, and security services. In 1996, we added three new services to tap this growing market: PSI IntraNetSM, PSIWeb eCommerceSM, and PSINet InternetPaperSM.

      PSI IntraNet enables companies to build internal virtual networks using Internet standards to allow cost-effective communications among multiple sites. With PSIWeb eCommerce, businesses can electronically reach out to customers and turn the Internet into a vibrant marketplace. Companies can also save time and money by using PSINet InternetPaper to send faxes efficiently and more cost-effectively through the Internet.

      In the months ahead, we expect that PSINet's success will be fueled not only by the burgeoning number of companies connecting to the Internet but also by the changing expectations of these business customers. Because more businesses are integrating the Internet into their fundamental business processes -- transforming the way they deal with customers, suppliers, and employees -- companies will no longer tolerate low-quality networks and mediocre support. I believe that businesses will migrate to high-quality, full-service, value-added Internet providers. As the world's leading independent commercial Internet provider, PSINet could not be better positioned.

      By carefully executing our three-part growth strategy -- increasing our share of the business market, expanding internationally, and introducing additional value-added services -- we intend to achieve profitability by the end of 1997 or early 1998. Specific elements in our strategic path to profitability include: increasing network utilization by continuing to increase the number of business customers; maintaining our outstanding customer retention rate by providing the highest quality of service in the industry; continuing to develop effective marketing programs that maintain our growth rate and reduce customer acquisition costs; and remaining focused on our core commercial Internet access market as we carefully grow our network presence around the globe.

      As always, I thank our loyal shareholders and talented employees for your support. With your help, and the leadership of our strengthened management team, which has added significant expertise in operations, finance, sales, and marketing, PSINet will continue to earn its reputation as the World's Internet Company.

Sincerely,

/s/ William L. Schrader

William L. Schrader
Chairman, President, CEO, and Founder

[PHOTO]


                                       3
                         PSINet Inc. 1996 Annual Report

                              [STOCK PHOTOGRAPHY]


                                       4
                         PSINet Inc. 1996 Annual Report

The PSINet Network
FOUNDATION FOR THE FUTURE

      Businesses whose operations depend on the performance and availability of their Internet applications require a well-engineered, "Internet-optimized" network -- which precisely describes PSINet's key asset.

      Network architecture matters. The sluggishness encountered by many computer users on the Internet is most often caused not by lack of network capacity but by poor design and the resulting phenomenon called "packet loss." Packet loss causes business customers to encounter poor performance for such critical applications as e-mail, World Wide Web servers, and database access.

      In 1992, some four years ahead of the competition, PSINet designed and built a network that minimizes packet loss and supports critical business applications. The difference lies in the architecture of PSINet's backbone network and the invaluable network-operations experience PSINet has gained through years of pioneering the Internet.

      PSINet understands, though, that the ultimate value of the network is not found in its technical building blocks but in what it enables business customers to accomplish. After all, PSINet's well-engineered network provides corporate users with more than just dependable e-mail, reliable customer connections to corporate Web sites, or convenient file transfers. The network is a foundation on which companies can build compelling competitive advantages. By offering around-the-clock availability, the network enables them to enhance mission-critical applications, streamline business processes, and extend their reach to customers around the world.

INTERNET-OPTIMIZED FOR BETTER RELIABILITY

PSINet employs an elegant, multi-layered switching architecture that was designed from the ground up to optimize Internet traffic. On the first layer, the physical layer, PSINet leases dedicated circuits as part of a private network reserved only for our customers' Internet traffic. On a separate switching layer, PSINet employs an advanced data transmission technology called frame relay, which uses high-speed, computerized switches to aid in speeding Internet traffic through the network.

                        "We are impressed that PSINet has
                     a dedicated security group we can call
                       if we even suspect there might be a
                     problem. And the PSINet infrastructure
                       is so strong--we get clear channel
                       connections to a POP that gives us
                           very reliable performance."

                                 Michael Smith,
                          Systems & Operations Manager,
                          American Medical Management

                   American Medical Management (AMM) provides
           clinical information systems and Internet access solutions to HMOS and large medical practices.


                                       5
                         PSINet Inc. 1996 Annual Report

                              [STOCK PHOTOGRAPHY]


                                       6
                         PSINet Inc. 1996 Annual Report

      Because the switching topology of the frame relay network is separate from that of the underlying physical network, PSINet is able to engineer a network backbone that is simple, reliable, and Internet-friendly. The cleaner network topology provided by frame relay switching permits PSINet to better manage patterns of traffic and maintain high packet delivery rates. As a result, Internet packets do not have to make as many "hops" to get to their destinations, and packet loss is minimized.

      Network reliability also is enhanced by PSINet's use of multiple redundant circuits throughout the network to reduce the impact of single points of failure. Automatic rerouting of traffic sustains service to customers even in the face of individual circuit failures.

NETWORK SCALABILITY

PSINet's multi-layered switching fabric supports scalability -- the ability to accommodate a growing number of users without proportionate (and costly) increases in network equipment. This ability to minimize network costs while still serving a sharply growing number of customers is the key to keeping PSINet services affordable and reliable.

      The network has been designed so that it can readily scale up to 2,000 Points-of-Presence (POPs) serving two million customers. PSINet has already established significant capacity, with 350 network POPs in the U.S., Canada, Europe, and Japan. Future network expansion will be driven by customer demand.

ENHANCED NETWORK MANAGEMENT

An Internet-optimized network design also means better network management. The Company's 24-hour-a-day, seven-day-a-week Network Operations Center remotely monitors the network, performs diagnostics, and checks equipment. The Network Operations Center is also able to control traffic by remotely monitoring bandwidth capacity and rerouting traffic when more capacity or different topologies are needed.

BETTER PERFORMANCE, TODAY AND TOMORROW

The bottom-line benefits for end users of the industry's best-engineered network are clear. Users experience better application performance and greater reliability. PSINet's low-latency network is perfectly positioned to support emerging multimedia and other interactive corporate applications. Thanks to the flexibility of PSINet's Internet-optimized network, PSINet customers have access to a network ideally suited to support the growing scope of their business objectives that rely on the Internet.


  "We recently reviewed [our Internet] resources and re-validated PSINet as our vendor of choice [for American Airlines, The SABRE Group, and parent company
  AMR Corp.] based on the level of performance they have achieved, a high level of customer satisfaction and service, and pricing."

    Keith Kelly, Manager of Internet and Intranet Technology, The SABRE Group

     AMR Corp., through American Airlines and The SABRE Group, provides air transportation, reservation services, and IS solutions for the consumer and business travel markets.


                                       7
                         PSINet Inc. 1996 Annual Report

Our Customers
FORGING LONG-TERM RELATIONSHIPS

PSINet's premier network, comprehensive suite of products and services, and global reach attract some of the world's most selective customers. It is PSINet's singular approach to customer service, though, that makes them want to stay with PSINet -- year after year. With the overriding objective of meeting and exceeding customer expectations, PSINet in 1996 made some significant enhancements to customer service.

      During 1996, PSINet streamlined its customer service organization by integrating a wide range of support functions into a unified team. This team provides a single point of reference for such diverse issues as circuit ordering and installation, network integration, customer billing, and more. With just one call to Customer Administration, customers get quick resolution to a wide range of service issues.

      Behind this streamlined organization stand the industry's most seasoned Internet experts. Customers can rely on an extraordinary depth of support personnel in a company with more than eight years of experience in Internet-specific customer service.

      PSINet's enhanced support extends well beyond the point of customer interface. In 1996, PSINet began to upgrade its back-office information infrastructure, which gives us the information necessary to quickly address our customers' needs. The continuous improvement of this infrastructure will allow better access to customer information such as billing, account status, and other inquiries.

[PHOTO]

      PSINet's lasting commitment to customer service is reflected in admirable customer retention rates. In 1996, PSINet customer retention increased to 94 percent, compared to 87 percent in 1995. This retention level is unmatched in an industry characterized by shifting customer allegiances. In 1997, PSINet will build on this loyalty by continuing to enhance its back-office infrastructure, train customer service personnel, and streamline incoming call handling. PSINet recognizes that, while its quality Internet products and services may attract customers, only highly responsive and knowledgeable customer service will keep them as valued, long-term customers.


                  "I would recommend PSINet to anyone based on their service and technical support alone. I have been extremely happy with their level of responsiveness and their proactive technical support."

                                Nataraj Shanmugh,
                        Senior Software Manager, SkyTel

       SkyTel is a leading provider of one-way and two-way paging systems for the consumer and business markets.


                                       8
                         PSINet Inc. 1996 Annual Report

                              [STOCK PHOTOGRAPHY]


                                       9
                         PSINet Inc. 1996 Annual Report

The PSINet Portfolio
INNOVATION AT WORK

PSINet offers the industry's broadest range of products and services designed to help businesses leverage the Internet for powerful competitive advantage. Industry observers have taken notice; Network Computing magazine recognized PSINet as the "Best Internet Access Provider" in 1996. Our portfolio of industry-leading Internet products and services encompasses Internet access as well as value-added services.

LAN-On-Demand
Businesses just starting out on the Internet can cost-effectively connect to the Internet via a dial-up connection. PSINet's LAN-Dial(R) offers an entry-level Internet solution that provides access to our backbone network via ordinary telephone lines. Another PSINet service, LAN-ISDN, provides dial-up access through digital ISDN lines at speeds four times those of today's commonly used modems.

InterRamp(R)
Today's work force is no longer confined to four office walls. InterRamp is a remote access service that enables mobile personnel to access their business computing systems and resources using the Internet via any of PSINet's 350 POPs worldwide. Wherever employees work, InterRamp offers full Internet access, flat-rate pricing, and a special Account Management System that allows MIS administrators to remotely control access and review usage statistics.

[PHOTO]

InterFrame(R)
Our flagship service provides companies of all sizes full-time, dedicated Internet connections, along with the traffic- management advantages of frame relay technology. In addition to a range of access speeds, from 56 Kbps to very high-speed 3 Mbps, InterFrame offers comprehensive network security and a unique ability to ensure that bandwidth is always available for priority business applications. Value-added options such as turnkey on-site installation and maintenance help make InterFrame the industry's most versatile and comprehensive Internet access service.

   "We could not have achieved our current sales levels without the Internet.
              Our PSINet-run Web site and the extended market reach it has given us has also enabled us to reduce overhead costs."

                      Marilyn Keys, Sales Manager, KP Group
 KP Group is an international distributor of collectible toys and action figures, using its Web site to promote and sell merchandise around the world.


                                       10
                         PSINet Inc. 1996 Annual Report

InterMAN(R)
In many large cities, local telecommunications companies operate metropolitan area networks (MANs), high-speed fiber-optic networks that connect to metro-area business districts. In many of these cities, PSINet has connected its network to the MANS to provide local customers a high- speed Internet access service. This service is ideal for companies needing cost-effective, high-speed access, particularly if many of the interactions are with suppliers or customers connected to the same MAN. InterMAN connection speeds range from 1.5 Mbps to 45 Mbps.

PSI IntraNet(R)
Combining the security and control of a private network with cost-effective Internet-compatible connectivity, PSI IntraNet integrates an organization's multiple sites -- even when those sites are located around the world -- with IP connectivity ranging from 56 Kbps to 2 Mbps. PSI IntraNet offers internal networks isolation from other Internet traffic, along with turnkey configuration and equipment-management support.

PSINet Security Services
The growing mission-critical nature of corporate Internet traffic demands rock-solid protection from unauthorized access. PSINet Security Services Inc. delivers a range of managed security services backed by the expertise of our Security Planning and Response Team. Our RouteWallersm service provides cost-effective, managed perimeter defense with sophisticated remote user authentication. SecureEnterprisesm is our managed service designed to protect the enterprise with a full-featured, application-layer firewall.

PSIWeb(R)
Web hosting and electronic commerce services provided by our subsidiary, PSINet Publishing Corporation, permit companies to market themselves and their products on the Internet without having to invest in servers and extra staff. Reliable
1.5 Mbps to 45 Mbps connectivity enables companies to maintain their Web sites on servers located inside the advanced PSINet backbone. We also help customers design and set up Web sites, provide statistics on Web-site "hits," and offer dynamic publishing options.

PSIWeb eCommerce(sm)
Our PSIWeb eCommerce service provides the building blocks to create and manage "Virtual Storefronts" and gives shoppers the ability to make secure purchases using "electronic wallets." This service integrates a secure payment system to process transactions with virtual store technology to facilitate a seamless shopping experience.

PSINet InternetPaper(sm)
Since a significant portion of international telecommunications traffic consists of fax transmissions, companies are looking for ways to better manage fax costs. PSINet InternetPaper supports hard-copy distribution of electronic documents from desktop PCs to any fax machine in the world. This service offers centralized management of document distribution, significantly reducing transmission costs.

Support Services
All PSINet services are backed by our customer service and support teams. Customers have 24-hour-a-day, seven-day-a-week access to operations support from PSINet's Network Information and Support Center, and our Customer Support Group provides support for issues such as telecommunications, e-mail, installation, IP connectivity, and domain name services.


                                       11
                         PSINet Inc. 1996 Annual Report

                              [STOCK PHOTOGRAPHY]


                                       12
                         PSINet Inc. 1996 Annual Report

Global Expansion
A WORLD OF OPPORTUNITY

Highly favorable economic, technical, and regulatory developments around the world highlight the importance of PSINet's ongoing international expansion. With a growing presence in North America, Asia, and Europe, PSINet's goal is to deliver to these regions a broad range of business applications, a superior network, and responsive customer support.

THE INTERNET UNSHACKLED

The time is right for PSINet's global expansion. Until recently, relatively low computer penetration globally, coupled with the resistance of telephone monopolies, had inhibited the worldwide expansion of the Internet. One by one, these hurdles are disappearing. First, the penetration of personal computers into international workplaces is accelerating. In Europe alone the use of PCs in the work place is expected to more than double by the year 2000.

      Regulatory barriers are also rapidly collapsing. By 1998, countries in the European Union are slated to open their telecommunications markets to competition, and Asian countries including Japan are becoming increasingly deregulated. Competition is vital to the globalization of the Internet because it spurs network infrastructure development by lowering the costs to both ISPs and customers.

[PHOTO]

      The unshackled Internet is extending its reach into every corner of the world. Especially promising are the opportunities in Europe and Asia. Europe, with more than a quarter-million Internet subscribers, is adding business subscribers at an annual rate of nearly 200 percent. Asia, which boasts more than half the world's population and eight out of 10 of the world's fastest-growing companies, is also seeing tremendous Internet growth.

PSINet'S GLOBAL INITIATIVE

In 1996, PSINet announced plans to
significantly expand its international presence, including an ambitious expansion of the company's European "footprint." Over the next four years, PSINet Europe will build an Internet backbone that will eventually be available to three-quarters of European businesses. Adding to our current network locations in Brussels, Frankfurt, and cities throughout the U.K., PSINet will expand its international infrastructure and

                        "We needed to be able to meet the
                        international market demands on a
                       24-hour basis. As we ventured into
                     this new technology, we found PSINet to
                     be very helpful in getting us started.
                         PSINet continues to support us
                         by providing on-going technical
                       guidance and information about new
                             options and services."

                         Lyn Morgan, Marketing Manager,
                              Austin International

      Austin International distributes electrical utility equipment such as transformers, meters, and capacitors to utility companies worldwide.


                                       13
                         PSINet Inc. 1996 Annual Report
network POPS in 1997 in key cities such as Berlin, Madrid, Milan, Munich, Rome, and Stockholm. By establishing a significant early presence in the emerging European market, PSINet will be well-positioned to compete.

      Beginning in 1997, when these additional network locations become operational, European companies will have access to the same advanced network and value-added services PSINet's current customers already enjoy. They will receive one-stop ordering, consolidated in-currency billing, and centralized network monitoring, all provided by a PSINet Europe operation in their home country.

      As PSINet worked to establish these new ventures in 1996, the Company also enjoyed significant growth in its existing subsidiaries. The overhaul of PSINet UK's infrastructure helped PSINet win some of the world's leading high-tech and blue-chip customers. Headquartered in Cambridge, England, PSINet UK operates 81 network POPs and offers local-call access to 100 percent of businesses in England, Northern Ireland, Scotland, and Wales. In Canada, PSINet Limited grew in seven months from a start-up company to Canada's third-largest corporate Internet Service Provider, with 15 POPs available to at least 70 percent of Canadian businesses. In Japan, where PSINet's subsidiary has operated for more than two years, the corporate subscriber base grew steadily. With local access available to Japan's three largest metro areas and 90 percent of all Japanese businesses, PSINet Japan is now one of the country's top ten ISPs.

BEYOND BORDERS

PSINet has an integrated strategy to establish a global presence, and the results are manifest. By the end of 1996, nearly one-third of PSINet's network POPs were located outside the United States.

      The globalization of PSINet will continue as the Company's international expansion takes shape in the months ahead. By the year 2000, about half of PSINet's revenues and half of its corporate customers will likely come from outside the United States. The Internet is now a world- wide phenomenon, and PSINet is a worldwide solution.

A LINE ON THE FUTURE

The Internet is driven by business. What was once thought of by many as primarily a technical curiosity or a personal enrichment tool is now penetrating deeply into the fundamental, daily processes of companies. The Internet will, in the future, be driven by business applications, and its scope will extend into every corner of the world. It will be as indispensable to running a business as a telephone or an accounting ledger.

      Whom should companies trust to provide access to this remarkable and essential business tool? They should choose an Internet Service Provider that achieves the perfect balance between visionary thinking and a practical record of achievement -- a company with a superior network, a global presence, and a dedication to its customers.

      That is why we say that the shortest distance between two points is an electronic line called the Internet, and the best network on which to travel this global path is PSINet. As the first company to introduce the Internet to the business world, PSINet is dedicated to keeping our customers well-connected to the future of global networking.


                                       14
                         PSINet Inc. 1996 Annual Report

                              [STOCK PHOTOGRAPHY]


                                       15
                         PSINet Inc. 1996 Annual Report

                              [STOCK PHOTOGRAPHY]


                                       16
                         PSINet Inc. 1996 Annual Report

Financial
Review

                                                                            Page

Management's Discussion and Analysis of Financial Condition
and Results of Operations ..................................................  18

Report of Independent Accountants ..........................................  24

Consolidated Balance Sheets as of December 31, 1995 and 1996 ...............  25

Consolidated Statements of Operations for Each of the Three Years
     Ended December 31, 1996 ...............................................  26

Consolidated Statements of Changes in Shareholders'
     Equity (Deficit) for Each of the Three Years Ended December 31, 1996 ..  27

Consolidated Statements of Cash Flows for Each of the Three Years
     Ended December 31, 1996 ...............................................  28

Notes to Consolidated Financial Statements .................................  29


                                       17
                         PSINet Inc. 1996 Annual Report

Managment's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the accompanying Consolidated Financial Statements. This discussion includes certain forward-looking statements. Actual results could differ materially from the forward-looking statements as a result of a number of factors. For a discussion of certain factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors" set forth in Item 1 to the Company's Annual Report on Form 10-K and the Company's periodic reports filed with the Securities and Exchange Commission.

The Company provides Internet access, services and products throughout the United States and internationally. The Company offers a broad spectrum of Internet access services to corporate customers ranging from dial-up services to continuous access services using dedicated high-speed telephone circuits, Web site design and hosting services, training and consulting services, Internet access security services and client software products.

At December 31, 1996, the Company served approximately 17,800 corporate customers including 22 consumer-oriented Internet service providers ("ISPs") through approximately 350 network local access points called Points-of-Presence or "POPs."

In mid-1996, the Company responded to market pressures in the consumer dial-up Internet access business and altered its strategy to include providing wholesale access services to consumer-oriented providers of Internet access services in the United States, rather than providing the consumer access services directly. Pursuant to network access agreements with other ISPs, the Company provides them Internet connection services which allow their subscribers to connect to the Internet through PSINet's network POPs. The agreements call for the other ISPs to pay specified fees to PSINet for each subscriber using the PSINet network. The Company currently does not anticipate that it will incur significant capital expenditures in order to service its existing wholesale customers.

In connection with the introduction of its new consumer wholesale strategy, as indicated above, the Company restructured its operations and eliminated certain positions relating to these services. No significant restructuring charges resulted from this new strategy.

[PHOTO]

To further refine the Company's focus on corporate Internet services, in early 1997, the Company sold its software subsidiary, InterCon Systems Corporation ("InterCon"),to Ascend Communications, Inc. ("Ascend") for $12 million in cash. The Company also received $8.5 million in cash from Ascend as repayment of intercompany debt owed by InterCon to the Company. Revenue and expenses of its software subsidiary, included in the Company's consolidated statements of operations, were $5.0 million and $21.3 million, respectively for 1995 and $4.8 million and $17.0 million, respectively for 1996.

Since the commencement of the Company's operations in 1989, the Company has undertaken a program of developing and expanding its network. In connection with this development and expansion, the Company has made significant investments in telecommunications circuits and equipment. These investments generally are made in advance of anticipated customer growth and resulting revenue. The Company also has increased its sales and marketing, customer support, network operations and field services commitments in anticipation of the expansion of its customer base.

These expansion efforts have caused the Company to experience increases in expenses from time to time, both in absolute terms and as a percentage of revenue, in anticipation of potential future growth in the Company's customer base. The nature and amount of these expenses may fluctuate over time as the Company shifts its focus from expanding its network to refining and enhancing its existing network.


                                       18
                         PSINet Inc. 1996 Annual Report

1996 as Compared to 1995

Results of Operations
Revenue. Revenue is derived from the sale of Internet access and related services to businesses and individuals and from the sale of connectivity software products. Revenue increased by 117.8% from approximately $38.7 million in 1995 to approximately $84.4 million in 1996. The increase in revenue in 1996 compared to 1995 resulted principally from greater sales of Internet services to businesses. The Company believes this increase was attributable to a number of factors including: an increase in the number of subscribers facilitated by an increase in the number of POPs in operation; an expansion of the Company's sales force; and greater public awareness and acceptance of the Internet.

The Company's corporate subscriber base increased by approximately 117.1% from approximately 8,200 corporate customers at December 31, 1995 to approximately 17,800 corporate customers including 22 consumer-oriented ISPs at December 31, 1996. The Company's network infrastructure increased from approximately 240 POPs at December 31, 1995 to approximately 350 POPs at December 31, 1996.

Other Income, Net. Other income, net consists of the consideration received, net of related asset costs and transfer expenses relating to the transfer of substantially all of the Company's individual consumer subscribers and certain related tangible and intangible assets, in connection with the implementation of the Company's consumer wholesale strategy, during the second and third quarters of 1996. Other income, net was approximately $5.4 million for 1996.

Data Communications and Operations. Data communications and operations expenses consist primarily of leased long distance circuit costs, local loop costs, expenses associated with network operations, customer support and field service functions and software operations expenses. Data communications and operations expenses were approximately $32.1 million (83.0% of revenue) and approximately $70.1 million (83.1% of revenue) during 1995 and 1996, respectively. The $38.0 million increase in 1996 in data communications and operations expenses as compared to the same period in 1995 related principally to increases in (i) costs associated with providing dedicated circuits to the Company's InterFrame and InterMan subscribers and (ii) circuit costs relating to the Company's new POPs deployed in late 1995 and early 1996. The increase also was due, to a lesser extent, to an increase in personnel costs resulting from the expansion of the Company's network operations, customer support and field service staff concentrated in late 1995 and early 1996. The number of network operations, customer support and field service personnel employed by the Company at December 31, 1996 was lower than the number of such personnel employed at December 31, 1995 due to the transfer of approximately 75 employees to another ISP in connection with the implementation of the Company's consumer wholesale strategy. Circuit costs relating to the Company's new POPs generally are incurred by the Company in advance of anticipated expansion in the Company's customer base. Although the Company expects that data communications and operations expenses will continue to increase as the Company's customer base continues to grow, it anticipates that such expenses will decrease as a percentage of revenue.

Sales and Marketing. Sales and marketing expenses consist primarily of sales and marketing personnel costs, advertising costs, fulfillment and distribution costs and related occupancy costs. Sales and marketing expenses increased from approximately $23.9 million (61.8% of revenue) during 1995 to approximately $27.1 million (32.1% of revenue) during 1996. The $3.2 million in-crease in 1996 resulted principally from a $2.0 million increase in sales and marketing activity relating to the Company's subsidiaries in Canada and the U.K. All advertising and marketing costs are expensed in the period incurred. The Company expects that, as a result of the implementation of its consumer wholesale strategy and its continued efforts to focus on increasing its customer base, its sales and marketing expenses will decrease as a percentage of revenue over time.

General and Administrative. General and administrative expenses consist primarily of salaries and occupancy costs for executive, financial, legal, and administrative personnel. General and administrative expenses were approximately $10.6 million (27.3% of revenue) during 1995 and approximately $20.6 million (24.5% of revenue) during 1996. The $10.0 million increase in 1996 principally relates to increased general and administrative staff and activity over 1995. The Company may from time to time adjust its general and administrative function in response to current business developments.


                                       19
                         PSINet Inc. 1996 Annual Report

Depreciation and Amortization. Depreciation and amortization costs were approximately $14.8 million (38.2% of revenue) during 1995 and approximately $28.0 million (33.2% of revenue) during 1996. A significant portion of this $13.2 million increase relates to POP expansion and existing POP equipment upgrades as well as facility expansion required as a result of additional hiring in sales, marketing and administration in 1995 and early 1996. Additionally, a full year of amortization on certain intangible assets, recorded in connection with acquisitions completed in 1995, contributed to this increase. The Company anticipates that, based upon its present business plan for its existing operations, its depreciation and amortization expense will not change materially as compared to 1996 despite the decrease due to the transfer of certain tangible and intangible assets, in connection with the implementation of the Company's consumer wholesale strategy, in the second and third quarters of 1996 and the sale of its software operations in the first quarter of 1997. The Company anticipates that this decrease will be offset by increases in depreciation as the Company continues to incur capital expenditures associated with network infrastructure enhancements.

Interest Expense. Interest expense increased from approximately $2.0 million in 1995 to approximately $5.0 million in 1996. The increase in interest expense in 1996 was principally due to increased borrowings and capital lease obligations incurred by the Company to finance network expansion and to fund working capital requirements. The Company may incur increased borrowings and capital lease obligations in the near term in connection with its network enhancements which would impact the amount of the Company's interest expense.

Interest Income. Interest income increased from approximately $1.6 million in 1995 to approximately $3.8 million in 1996. The increase in interest income in 1996 was principally due to the investment of proceeds from the Company's public offering in December 1995. The remaining proceeds available are currently invested in short-term, investment grade, interest bearing securities.

Other income. Other income of approximately $2.9 million in 1996 relates to the recognition of realized gains on equity securities which were sold by the Company.

Net Loss. As a result of the factors discussed above, the Company's net loss was approximately $53.2 million and $55.1 million for 1995 and 1996, respectively.

1995 Compared to 1994

Results of Operations
Revenue. Revenue during these periods was derived from the sale of Internet access and related services to organizations and individuals and, as a result of acquisitions of Internet software companies in 1995, from the sale of connectivity software products. Revenue increased by 154.5% from approximately $15.2 million in 1994 to approximately $38.7 million in 1995. Prior to the Company's acquisitions of the Internet software companies in 1995, the Company did not recognize any material revenue from the sale of connectivity software products. Revenue attributable to the sale of software was $5.0 million, or 12.8% of revenue during 1995. The increase in Internet access revenue for 1995 resulted principally from greater sales of Internet services to organizations and individuals that the Company believes were facilitated by a number of factors including: an increase in the number of subscribers driven by an increase during 1995 in the number of POPs in operation; an expansion of the Company's sales force during 1995; the introduction of the Company's InterRamp service to individuals in June 1994; the Company's acquisition of a consumer-oriented ISP during February 1995; and greater public awareness and acceptance of the Internet. The Company's corporate customer base increased by 94.3% from approximately 4,220 corporate customers at December 31, 1994 to approximately 8,200 corporate customers at December 31, 1995 and its individual subscriber base increased from approximately 4,910 individual subscribers at December 31, 1994 to approximately 75,000 individual subscribers at December 31, 1995. The Company's network infrastructure increased from approximately 80 POPs at December 31, 1994 to approximately 240 POPs at December 31, 1995.

Sales generated by NYSERNet, Inc. ("NYSERNet"), which historically marketed PSINet services to educational institutions, accounted for approximately $2.1 million and $0.7 million of the Company's revenue during 1994 and 1995, respectively. The Company terminated arrangements with NYSERNet as of December 31, 1995.

Data Communications and Operations. Data communications and operations expenses during these periods consisted primarily of leased long distance circuit costs, local loop costs, and expenses associated with network operations, customer support and field service functions and software operations expenses. Data communications and operations expenses were approximately $9.5 million (62.4% of revenue) and approximately $32.1 million (83.0% of revenue) during


                                       20
                         PSINet Inc. 1996 Annual Report

1994 and 1995, respectively. The $22.6 million increase for 1995 in data communications and operations expenses as compared to 1994 related principally to increases in (i) personnel expenses resulting from an increase in the Company's network operations, customer support and field service staff from 68 persons at December 31, 1994 to 318 persons at December 31, 1995, (ii) expenses associated with providing dedicated circuits to the Company's InterFrame and InterMan subscribers and (iii) circuit costs relating to the Company's new POPs, opened during 1995. Software operations expenses during these periods consistedprimarily of materials, fulfillment and distribution costs and other personnel costs related to the research and development of Internet software applications. Software expenses, included in data communications and operations expenses, were $2.5 million during 1995. The Company began to recognize software expenses as a result of the Company's acquisitions of its Internet software subsidiaries during 1995; therefore, there are no comparative numbers for 1994.

Sales and Marketing. Sales and marketing expenses during these periods consisted primarily of sales and marketing personnel costs, advertising costs, fulfillment and distribution costs and related occupancy costs. Sales and marketing expenses increased from approximately $3.6 million (23.7% of revenue) during 1994 to approximately $23.9 million (61.8% of revenue) during 1995. The $20.3 million increase for 1995 resulted principally from the increase in the Company's sales and marketing staff from 40 persons at December 31, 1994 to 174 persons at December 31, 1995 and a significant increase in advertising targeted toward corporate customers for the InterFrame and LAN On-Demand services and toward individual customers for the InterRamp and Pipeline services.

General and Administrative. General and administrative expenses during these periods consisted primarily of salaries and occupancy costs for executive, financial, legal, and administrative personnel. General and administrative expenses were approximately $3.6 million (23.7% of revenue) during 1994 and approximately $10.6 million (27.3% of revenue) during 1995. The increase in these costs for 1995 resulted primarily from an increase in the Company's general and administrative staff from 44 persons at December 31, 1994 to 125 persons at December 31, 1995.

Intangible Asset Write-Down. In December 1995, a pretax charge of $9.9 million was recorded related to the permanent impairment of certain intangible assets which resulted from the Company's plan, adopted in the first quarter of 1996, to merge the operations of its Internet software subsidiaries. This charge, which had no immediate cash effect, recognized the permanent impairment in the value of certain intangibles including tradenames, a non-compete agreement, certain software costs and goodwill.

Depreciation and Amortization. Depreciation and amortization costs were approximately $3.2 million (20.9% of revenue) during 1994 and approximately $14.8 million (38.2% of revenue) during 1995. A significant portion of this increase (approximately $7.7 million for 1995) related to the amortization of certain intangible assets recorded in connection with acquisitions in 1995. Additionally, POP expansion and existing POP equipment upgrades as well as facility expansion required as a result of additional hiring in sales, marketing and administration contributed to this increase.

Interest Expense. Interest expense increased from approximately $700,000 during 1994 to approximately $2.0 million during 1995. The increase in interest expense for 1995 was principally due to increased borrowings and capital lease obligations incurred by the Company to finance network expansion, related sales and marketing, customer support, network operations and field service staff expansion and to fund working capital requirements.

Interest Income. Interest income increased from approximately $86,000 during 1994 to approximately $1.6 million during 1995. The increase in interest income for 1995 was principally due to the investment of proceeds from the Company's sale of equity securities in 1995.

Net Loss. Net loss was approximately $5.3 million and $53.2 million in 1994 and 1995, respectively. These losses reflected PSINet's strategy of early investment in expanding the PSINet network and the administrative and operational infrastructure designed to position the Company to compete in the Internet market domestically and internationally. The Company's net loss in 1995 included a pretax charge of $9.9 million related to the permanent impairment of certain intangible assets which resulted from the Company's plan, adopted in the first quarter of 1996, to merge the operations and products of its Internet software subsidiaries.


                                       21
                         PSINet Inc. 1996 Annual Report

Quarterly Results
The following tables set forth certain unaudited quarterly financial data, and such data expressed as a percentage of revenue, for the eight quarters ended December 31, 1996. In the opinion of management, the unaudited information set forth has been prepared on the same basis as the audited information and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                               (In thousands, except per share amounts)
                                                                            Quarter Ended
                                     ------------------------------------------------------------------------------------------
                                                        1995                                             1996
                                     -----------------------------------------        -----------------------------------------
                                      Mar 31     June 30    Sep 30     Dec 31          Mar 31     June 30    Sep 30     Dec 31
                                     --------   --------   --------   --------        --------   --------   --------   --------
Revenue ...........................  $  5,887   $  7,703   $ 11,115   $ 14,017        $ 17,181   $ 20,219   $ 24,147   $ 22,804
Other income, net .................        --         --         --         --              --      2,400      3,017         --
                                     --------   --------   --------   --------        --------   --------   --------   --------
                                        5,887      7,703     11,115     14,017          17,181     22,619     27,164     22,804

Operating costs and expenses:
   Data communications and
      operations ..................     4,303      6,732      9,379     11,710          13,942     16,529     19,698     19,933
   Sales and marketing ............     1,840      3,526      7,093     11,471           7,844      7,021      6,000      6,199
   General and administrative .....     1,181      2,401      2,799      4,188           5,475      4,228      5,309      5,636
   Intangible asset write-down ....        --         --         --      9,938              --         --         --         --
   Depreciation and amortization...     1,666      2,162      4,899      6,051           6,182      7,026      8,377      6,450
                                     --------   --------   --------   --------        --------   --------   --------   --------
      Total operating costs
      and expenses ................     8,990     14,821     24,170     43,358          33,443     34,804     39,384     38,218
                                     --------   --------   --------   --------        --------   --------   --------   --------
Loss from operations ..............    (3,103)    (7,118)   (13,055)   (29,341)        (16,262)   (12,185)   (12,220)   (15,414)

Interest expense ..................      (254)      (378)      (484)      (848)           (857)    (1,386)    (1,411)    (1,371)
Interest income ...................        89        499        549        488           1,224        943      1,179        448
Other income ......................      --         --         --         --             1,068      1,776         19       --
Equity in loss of affiliate .......       (12)       (39)       (60)       (93)           (100)      (107)      (100)      (500)
                                     --------   --------   --------   --------        --------   --------   --------   --------

Loss before income taxes ..........    (3,280)    (7,036)   (13,050)   (29,794)        (14,927)   (10,959)   (12,533)   (16,837)
Income tax (benefit) expense ......       (65)        65       --         --               (39)       (40)       (40)       (40)
                                     --------   --------   --------   --------        --------   --------   --------   --------
Net loss ..........................  $ (3,215)  $ (7,101)  $(13,050)  $(29,794)       $(14,888)  $(10,919)  $(12,493)  $(16,797)
                                     ========   ========   ========   ========        ========   ========   ========   ========
Pro forma loss per share (1) ......  $  (0.12)  $  (0.23)
                                     ========   ========
Loss per share (1) ................                        $  (0.40)  $  (0.89)       $  (0.39)  $  (0.28)  $  (0.31)  $  (0.42)
                                                           ========   ========        ========   ========   ========   ========
Shares used in computing
   pro forma loss per share
   and loss per share .............    26,857     30,341     32,328     33,466          38,178     39,379     39,888     40,085
                                     ========   ========   ========   ========        ========   ========   ========   ========

(1) Since there are changes in the weighted average number of shares outstanding each quarter, the sum of the pro forma loss per share and the loss per share by quarter may not equal the pro forma loss per share for 1995 and loss per share for 1996.

--------------------------------------------------------------------------------

                                                                                   Quarter Ended
                                                ----------------------------------------------------------------------------------
                                                                  1995                                       1996
                                                --------------------------------------      --------------------------------------
                                                Mar 31    June 30     Sep 30     Dec 31     Mar 31    June 30     Sep 30     Dec 31
                                                -----      -----      -----      -----      -----      -----      -----      -----
Revenue ....................................    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Other income, net ..........................     --         --         --         --         --         11.8       12.5       --
                                                -----      -----      -----      -----      -----      -----      -----      -----
                                                100.0      100.0      100.0      100.0      100.0      111.8      112.5      100.0

Operating costs and expenses:
   Data communications and
      operations ...........................     73.1       87.4       84.4       83.5       81.1       81.7       81.6       87.4
   Sales and marketing .....................     31.2       45.8       63.8       81.8       45.7       34.7       24.8       27.2
   General and administrative ..............     20.1       31.2       25.2       29.9       31.9       20.9       22.0       24.7
   Intangible asset write-down .............     --         --         --         70.9       --         --         --         --
   Depreciation and amortization ...........     28.3       28.0       44.1       43.2       36.0       34.8       34.7       28.3
                                                -----      -----      -----      -----      -----      -----      -----      -----
      Total operating costs
      and expenses .........................    152.7      192.4      217.5      309.3      194.7      172.1      163.1      167.6
                                                -----      -----      -----      -----      -----      -----      -----      -----
Loss from operations .......................    (52.7)     (92.4)    (117.5)    (209.3)    (94.7)      (60.3)     (50.6)     (67.6)

Interest expense ...........................     (4.3)      (4.9)      (4.3)      (6.0)      (5.0)      (6.9)      (5.8)      (6.0)
Interest income ............................      1.5        6.5        4.9        3.5        7.1        4.7        4.9        2.0
Other income ...............................     --         --         --         --          6.2        8.8        0.1       --
Equity in loss of affiliate ................     (0.2)      (0.5)      (0.5)      (0.7)      (0.5)      (0.5)      (0.5)      (2.2)
                                                -----      -----      -----      -----      -----      -----      -----      -----

Loss before income taxes ...................    (55.7)     (91.3)    (117.4)    (212.5)     (86.9)     (54.2)     (51.9)     (73.8)
Income tax (benefit) expense ...............     (1.1)       0.9       --         --         (0.2)      (0.2)      (0.2)      (0.2)
                                                -----      -----      -----      -----      -----      -----      -----      -----
Net loss ...................................    (54.6)%    (92.2)%   (117.4)%   (212.5)%    (86.7)%    (54.0)%    (51.7)%    (73.6)%
                                                =====      =====      =====      =====      =====      =====      =====      =====


                                       22
                         PSINet Inc. 1996 Annual Report

The Company's quarterly operating results have fluctuated and will continue to fluctuate from period to period depending upon factors such as the success of the Company's efforts to expand its customer base, changes in, and the timing of expenses relating to, the refinement and enhancement of the Company's network and the development of new services and sales and marketing and changes in pricing policies by the Company or its competitors.

In view of the significant historical growth of the Company's operations, the Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance and that the Company may experience significant period-to-period fluctuations in operating results in the future. The Company expects to focus in the near term on building and increasing its customer base, which may require it to increase its expenses for personnel, marketing, network infrastructure and the development of new services from time to time.

Liquidity and Capital Resources
Historically, the Company has satisfied its cash requirements through cash from operations, through borrowings and capital lease financings from financial institutions and other third parties and through the issuance of equity securities.

Cash flow used in operating activities was approximately $1.1 million, $30.1 million and $32.5 million for 1994, 1995 and 1996, respectively. Cash flow used in operating activities can vary significantly from period to period depending upon the timing of operating cash receipts and payments, especially accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities.

Cash flow used in investing activities for 1994, 1995 and 1996 was approximately $1.9 million, $22.0 million and $6.9 million, respectively. The expansion of the Company's network resulted in capital expenditures of approximately $5.0 million, $45.2 million and $38.4 million for 1994, 1995 and 1996, respectively (which included capital expenditures financed under equipment financing agreements aggregating approximately $2.5 million, $29.1 million and $25.6 million during such respective periods). Additionally, during 1996, the Company invested approximately $17.2 million in equity and debt securities with original maturities of greater than 90 days. These decreases in cash were partially offset by $15.8 million in proceeds from the sale of equity and debt securities and partial proceeds of $8.5 million from the transfer of substantially all of the Company's individual subscriber accounts and related tangible and intangible assets and rights in connection with the implementation of the Company's consumer wholesale strategy.

Cash flow provided by financing activities for 1994 and 1995 was approximately $4.5 million and $151.4 million, respectively, while the cash flow used in financing activities for 1996 was approximately $10.5 million. The Company raised approximately $146.9 million of equity, net of expenses, in 1995. During 1996, the Company made repayments aggregating $20.8 million on its financing facilities. Additionally, during 1996, the Company received proceeds from the issuance of approximately $8.3 million of notes payable.

As of December 31, 1996, the Company had approximately $52.7 million of cash and cash equivalents, approximately $4.6 million of short-term investments and marketable securities, approximately $17.3 million available under financing facilities for the future financing of data communications equipment and other fixed assets, and a $5.0 million working capital facility, subject to availability under a borrowing base formula (at December 31, 1996 a maximum availability of approximately $4.1 million) under which $2.1 million was available as of December 31, 1996. The Company's borrowing facility with a bank and certain of its capital lease obligations, which are secured by substantially all of the Company's assets, require the Company to satisfy certain financial covenants and restrict the payment of dividends.

As of December 31, 1996, the Company had commitments to certain telecommunications vendors totaling approximately $14.5 million. The commitments require minimum monthly usage levels of data and voice communications over the next five years. Additionally, the Company has various agreements to lease office space and facilities, and as of December 31, 1996, the Company was obligated to make future minimum lease payments of approximately $14.6 million on non-cancellable operating leases expiring in various years through 2005.

Based upon its present business plan, the Company believes that working capital, funds from operations, existing credit facilities and additional borrowings which the Company expects to be able to obtain when needed, will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of its existing operations.


                                       23
                         PSINet Inc. 1996 Annual Report

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of PSINet Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of PSINet Inc. and its subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Washington, D.C.
February 7, 1997, except as to the last two paragraphs of Note 12, which are as of February 14, 1997


                                       24
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                   December 31,
                                                                                           ----------------------------
                                                                                             1995               1996
                                                                                           ---------          ---------
                                                                                                  (In thousands)
Current assets:
   Cash and cash equivalents ..........................................................    $ 102,710          $  52,695
   Short-term investments and marketable securities ...................................         --                4,649
   Accounts receivable, net of allowances of $875,000 and $1,909,000 ..................        6,231             17,421
   Inventories ........................................................................        1,149                643
   Prepaid expenses ...................................................................        2,071              1,963
   Other current assets ...............................................................        4,194              4,940
                                                                                           ---------          ---------
     Total current assets .............................................................      116,355             82,311

Property and equipment, net ...........................................................       51,355             72,061
Goodwill and other intangibles, net of accumulated amortization of
    $5,862,000 and $6,492,000 .........................................................       25,398             13,589
Software costs, net of accumulated amortization of $1,966,000 and $3,286,000 ..........        6,133              3,084
Other assets and deferred charges .....................................................        2,589              6,067
                                                                                           ---------          ---------

Total assets ..........................................................................    $ 201,830          $ 177,112
                                                                                           =========          =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Lines of credit ....................................................................    $   3,012          $   2,000
   Current portion of long-term debt ..................................................       13,631             24,915
   Trade accounts payable .............................................................       10,002             19,868
   Accrued payroll and related expenses ...............................................        2,184              3,098
   Other accounts payable and accrued liabilities .....................................          654              3,632
   Deferred revenue ...................................................................        3,245              5,612
                                                                                           ---------          ---------
            Total current liabilities .................................................       32,728             59,125

Long-term debt ........................................................................       24,130             26,938
Deferred income taxes .................................................................          635                476
Other liabilities .....................................................................        1,107                790
                                                                                           ---------          ---------
            Total liabilities .........................................................       58,600             87,329
                                                                                           ---------          ---------

Commitments and contingencies (Note 9)

Shareholders' equity:
   Preferred stock, $.01 par value, 30,000,000 authorized,
            no shares issued and outstanding ..........................................         --                 --
   Common stock, $.01 par value, 100,000,000 authorized,
            38,016,204 and 40,212,790 issued ..........................................          379                402
   Capital in excess of par value .....................................................      206,035            208,000
   Retained deficit ...................................................................      (61,539)          (116,636)
   Treasury stock, 101,272 and 99,556 shares, at cost .................................       (2,054)            (2,005)
   Unrealized gain on investment ......................................................          813               --
   Cumulative foreign currency translation adjustment .................................         (404)                22
                                                                                           ---------          ---------
            Total shareholders' equity ................................................      143,230             89,783
                                                                                           ---------          ---------

Total liabilities and shareholders' equity ............................................    $ 201,830          $ 177,112
                                                                                           =========          =========

   The accompanying notes are an integral part of these financial statements.


                                       25
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       Year Ended December 31,
                                                                              -----------------------------------------
                                                                                1994            1995            1996
                                                                              --------        --------        ---------
                                                                              (In thousands, except per share amounts)
Revenue .................................................................     $ 15,214        $ 38,722        $  84,351
Other income, net .......................................................         --              --              5,417
                                                                              --------        --------        ---------
                                                                                15,214          38,722           89,768

Operating costs and expenses:
        Data communications and operations ..............................        9,489          32,124           70,102
        Sales and marketing .............................................        3,599          23,930           27,064
        General and administrative ......................................        3,605          10,569           20,648
        Intangible asset write-down .....................................         --             9,938             --
        Depreciation and amortization ...................................        3,183          14,778           28,035
                                                                              --------        --------        ---------
            Total operating costs and expenses ..........................       19,876          91,339          145,849
                                                                              --------        --------        ---------

Loss from operations ....................................................       (4,662)        (52,617)         (56,081)

Interest expense ........................................................         (731)         (1,964)          (5,025)
Interest income .........................................................           86           1,625            3,794
Other income ............................................................         --              --              2,863
Equity in loss of affiliate .............................................          (35)           (204)            (807)
                                                                              --------        --------        ---------

Loss before income taxes ................................................       (5,342)        (53,160)         (55,256)
Income tax benefit ......................................................         --              --                159
                                                                              --------        --------        ---------
Net loss ................................................................     $ (5,342)       $(53,160)       $ (55,097)
                                                                              ========        ========        =========

Pro forma loss per share (unaudited) ....................................     $  (0.26)       $  (1.78)
                                                                              ========        ========

Loss per share ..........................................................                                     $   (1.40)
                                                                                                              =========

Shares used in computing pro forma loss per share and loss per share ....       20,395          29,832           39,378
                                                                              ========        ========        =========

   The accompanying notes are an integral part of these financial statements.


                                       26
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
               CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
          EQUITY (DEFICIT) FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                                                     Common
                                                      Stock
                                               -----------------     Capital in   Retained
                                                             Par       Excess     Earnings
                                                 Shares     Value   of Par Value  (Deficit)
                                               ----------    ----    ---------    ---------
                                                       (In thousands, except share data)
Balance, December 31, 1993 ................    11,109,808    $111    $     217    $  (1,755)
   Accretion of redeemable common
      and convertible preferred stock .....                               (434)      (1,282)
   Issuance of common stock to
      employees under revenue bonus plan ..        16,850                   18
   Issuance of common stock for
      professional services ...............        11,133                   22
   Issuance of common stock ...............        65,000       1          177
   Foreign currency translation adjustment
   Net loss ...............................                                          (5,342)
                                               ----------    ----    ---------    ---------
Balance, December 31, 1994 ................    11,202,791     112         --         (8,379)
   Accretion of redeemable common
      and convertible preferred stock .....                             (1,377)
   Issuance of common stock to employees
       under revenue bonus plan ...........        18,300                   77
   Issuance of common stock for acquisition
       of Pipeline ........................     2,788,473      28       11,545
   Conversion of redeemable preferred
      stock into common stock .............    10,042,680     100       26,671
   Expiration of redemption rights on
      redeemable common stock .............     1,838,475      18          402
   Initial public offering, net of expenses     4,370,000      44       47,229
   Issuance of common stock for acquisition
      of InterCon .........................       921,612       9       16,920
   Issuance of common stock for acquisition
      of Software Ventures ................       762,208       8       14,246
   Issuance of common stock for acquisition
      of EUnet GB .........................        42,011                  798
   Issuance of common stock pursuant to
      exercise of stock warrants ..........     1,384,863      14        2,390
   Issuance of common stock pursuant to
      exercise of stock options ...........       493,003       5          759
   Public offering, net of expenses .......     4,000,000      40       86,599
   Employee stock option loan program .....                               (224)
   Issuance of common stock in escrow for
      acquisition of World Online .........        50,516       1
   Unrealized gain on investment ..........
   Foreign currency translation adjustment
   Net loss ...............................                                         (53,160)
                                               ----------    ----    ---------    ---------
Balance, December 31, 1995 ................    37,914,932     379      206,035      (61,539)
   Issuance of common stock pursuant to
      exercise of stock warrants ..........     1,362,604      14          (14)
   Issuance of common stock pursuant to
      exercise of stock options ...........       803,330       9        1,806
   Issuance of common stock in escrow for
      acquisition of World Online .........        32,368
   Repayments under employee stock
      option loan program .................                                232
   Interest under employee stock option
      loan program ........................                                (10)
   Retirement of treasury stock ...........                                (49)
   Unrealized gain on investment ..........
   Foreign currency translation adjustment
   Net loss ...............................                                         (55,097)
                                               ----------    ----    ---------    ---------
Balance, December 31, 1996 ................    40,113,234    $402    $ 208,000    $(116,636)
                                               ==========    ====    =========    =========

                                                                      Cumulative
                                                                       Foreign          Total
                                                          Unrealized   Currency     Shareholders'
                                               Treasury    Gain On    Translation      Equity
                                                 Stock    Investment  Adjustment      (Deficit)
                                                -------       ----      -----         ---------
                                                       (In thousands, except share data)
Balance, December 31, 1993 ................     $  --         $--        $ --          $ (1,427)
   Accretion of redeemable common
      and convertible preferred stock .....                                              (1,716)
   Issuance of common stock to
      employees under revenue bonus plan ..                                                  18
   Issuance of common stock for
      professional services ...............                                                  22
   Issuance of common stock ...............                                                 178
   Foreign currency translation adjustment                                (16)              (16)
   Net loss ...............................                                              (5,342)
                                                -------       ----      -----         ---------
Balance, December 31, 1994 ................        --          --         (16)           (8,283)
   Accretion of redeemable common
      and convertible preferred stock .....                                              (1,377)
   Issuance of common stock to employees
       under revenue bonus plan ...........                                                  77
   Issuance of common stock for acquisition
       of Pipeline ........................                                              11,573
   Conversion of redeemable preferred
      stock into common stock .............                                              26,771
   Expiration of redemption rights on
      redeemable common stock .............                                                 420
   Initial public offering, net of expenses                                              47,273
   Issuance of common stock for acquisition
      of InterCon .........................                                              16,929
   Issuance of common stock for acquisition
      of Software Ventures ................                                              14,254
   Issuance of common stock for acquisition
      of EUnet GB .........................                                                 798
   Issuance of common stock pursuant to
      exercise of stock warrants ..........      (2,005)                                    399
   Issuance of common stock pursuant to
      exercise of stock options ...........         (49)                                    715
   Public offering, net of expenses .......                                              86,639
   Employee stock option loan program .....                                                (224)
   Issuance of common stock in escrow for
      acquisition of World Online .........                                                   1
   Unrealized gain on investment ..........                    813                          813
   Foreign currency translation adjustment                               (388)             (388)
   Net loss ...............................                                             (53,160)
                                                -------       ----      -----         ---------
Balance, December 31, 1995 ................      (2,054)       813       (404)          143,230
   Issuance of common stock pursuant to
      exercise of stock warrants ..........                                                --
   Issuance of common stock pursuant to
      exercise of stock options ...........                                               1,815
   Issuance of common stock in escrow for
      acquisition of World Online .........                                                --
   Repayments under employee stock
      option loan program .................                                                 232
   Interest under employee stock option
      loan program ........................                                                 (10)
   Retirement of treasury stock ...........          49                                    --
   Unrealized gain on investment ..........                   (813)                        (813)
   Foreign currency translation adjustment                                426               426
   Net loss ...............................                                             (55,097)
                                                -------       ----      -----         ---------
Balance, December 31, 1996 ................     $(2,005)      $--       $  22         $  89,783
                                                =======       ====      =====         =========


   The accompanying notes are an integral part of these financial statements.


                                       27
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  Year Ended December 31,
                                                                                          -----------------------------------------
                                                                                           1994            1995             1996
                                                                                          -------        ---------        ---------
                                                                                                       (In thousands)
Cash flows from operating activities:
    Net loss ......................................................................       $(5,342)       $ (53,160)       $ (55,097)
    Adjustments to reconcile net loss to net cash
      used in operating activities:
       Depreciation and amortization ..............................................         3,183           14,778           28,035
       Gain on sale of investments ................................................          --               --             (2,863)
       Gain on sale of assets to MindSpring .......................................          --               --             (5,417)
       Foreign currency translation adjustment ....................................           (16)            (388)             426
       Equity in loss of affiliate ................................................            35              204              807
       Issuance of common stock in exchange for professional services .............            22             --               --
       Issuance of common stock related to revenue bonus plan .....................            18             --               --
       Provision for allowances ...................................................           617              724            3,130
       Intangible asset write-down ................................................          --              9,938             --
       Increase in accounts receivable ............................................          (668)          (2,394)         (14,320)
       (Increase) decrease in inventories .........................................          (194)            (493)             506
       Decrease (increase) in prepaid expenses and other assets ...................           121           (5,240)            (251)
       Increase in other assets and deferred charges ..............................          (425)            (779)            (509)
       (Decrease) increase in accounts payable and accrued liabilities ............          (116)           6,028           11,119
       Increase in deferred revenue ...............................................         1,500               71            2,367
       Increase (decrease) in other liabilities ...................................           168              618             (476)
                                                                                          -------        ---------        ---------
          Net cash used in operating activities ...................................        (1,097)         (30,093)        ($32,543)
                                                                                          -------        ---------        ---------
Cash flows from investing activities:
    Purchases of property and equipment, net ......................................        (2,536)         (16,095)         (12,814)
    Purchases of investments ......................................................          --               --            (17,167)
    Proceeds from maturity or sale of investments .................................         1,000             --             15,769
    Proceeds from sale of assets to MindSpring ....................................          --               --              8,451
    Loan to affiliate .............................................................          --               --               (311)
    Capitalized software costs ....................................................           (39)            (435)            (816)
    Investments in subsidiaries, net of cash acquired .............................          --             (5,142)            --
    Investments in certain businesses .............................................          (362)            (286)             (69)
    Other .........................................................................          --               --                 14
                                                                                          -------        ---------        ---------
          Net cash used in investing activities ...................................        (1,937)         (21,958)          (6,943)
                                                                                          -------        ---------        ---------
Cash flows from financing activities:
    Net proceeds (payments) on lines of credit ....................................           500            1,159           (1,012)
    Proceeds from issuance of debt ................................................           504            8,250            8,281
    Repayments of debt ............................................................          (452)          (1,441)          (4,654)
    Principal payments under capital lease obligations ............................        (1,379)          (4,379)         (15,117)
    Proceeds from issuance of Series D redeemable preferred stock .................         5,147             --               --
    Proceeds from issuance of Series E redeemable preferred stock .................          --             12,197             --
    Proceeds from issuance of common stock ........................................           178               52             --
    Proceeds from initial public offering, net ....................................          --             47,273             --
    Proceeds from public offering, net ............................................          --             87,390             --
    Proceeds from exercise of common stock warrants ...............................          --                400             --
    Proceeds from exercise of common stock options ................................            29              502            1,815
    Proceeds from repayment of employee notes receivable ..........................          --               --                232
    Other .........................................................................          --               --                (74)
                                                                                          -------        ---------        ---------
          Net cash provided by (used in) financing activities .....................         4,527          151,403          (10,529)
                                                                                          -------        ---------        ---------

Net increase (decrease) in cash and cash equivalents ..............................         1,493           99,352          (50,015)
Cash and cash equivalents, beginning of year ......................................         1,865            3,358          102,710
                                                                                          -------        ---------        ---------
Cash and cash equivalents, end of year ............................................       $ 3,358        $ 102,710        $  52,695
                                                                                          =======        =========        =========

   The accompanying notes are an integral part of these financial statements.


                                       28
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES

Organization and Nature of Operations--PSINet Inc. (the "Company") was organized in October 1989. PSINet Inc. provides Internet access, services and products to corporate customers including other Internet service providers (prior to mid-1996, to individuals) throughout the United States and internationally. The Company offers a broad spectrum of Internet access services to corporate customers ranging from dial-up services to continuous access services using dedicated high-speed telephone circuits, Web site design and hosting services, training and consulting services, Internet access security services and client software products.

The Company's operations are subject to certain risks and uncertainties including, among others, actual and prospective competition by entities with greater financial and other resources, risks associated with the development of the Internet market, risks associated with growth and domestic and global expansion, risks associated with acquisitions, risks associated with limited experience in the wholesale market, technology and regulatory risks, and dependence upon sole and limited source suppliers.

Summary of Significant Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition--Revenue and related direct costs from subscriber contracts are recognized ratably over the terms of the contracts, which are generally three to 15 months. Cash received in advance of revenues earned is recorded as deferred revenue. Revenue from the sale of software, including sales to distributors, resellers and original equipment manufacturers, is recognized when software products are shipped. Revenue from separate post-contract customer support agreements is recognized over the contract period.

Advertising and Customer Acquisition Costs--The Company expenses all advertising and customer acquisition costs in the period incurred.

Cash and Cash Equivalents--All highly liquid investments with an original maturity of three months or less at the date of acquisition are classified as cash equivalents.

Concentrations of Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and trade receivables. The Company's cash investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

Inventories--Inventories are stated at the lower of cost or market. Costs are based on the first-in, first-out method.

Property and Equipment--Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of five years. Leasehold improvements, including labor and overhead costs of Point-of-Presence installations, are amortized over the shorter of the term of the related lease or the estimated useful lives of the assets.

Equipment Under Capital Lease--The Company leases certain of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are depreciated over their estimated useful lives of five years, which are generally longer than the terms of the leases.

Intangible Assets--The Company continually reviews goodwill and other intangible assets to assess recoverability based upon undiscounted cash flow analysis. Impairments, if any, are recognized in operating results in the period in which a permanent diminution in value is determined.

Software Costs--In connection with certain 1995 acquisitions, the Company has allocated a portion of the purchase price of the acquisitions to software costs. Additionally, the Company capitalizes internal software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86. Significant development costs incurred beyond the point of demonstrated technological feasibility are capitalized until the product or service is available for general release to customers. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues for the product or (b) the straight-line method over the estimated economic life of the product. Currently, the Company is using the estimated economic life of up to five years for all capitalized software costs.


                                       29
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
          ACCOUNTING POLICIES (continued)

Other Assets and Deferred Charges--Included in other assets and deferred charges are principally debt issue costs, an investment in World Online B.V. and notes receivable.

The Company classifies certain of its investment holdings in equity securities as available-for-sale and unrealized gains are included in shareholders' equity in accordance with the provisions of SFAS No. 115, "Accounting For Certain Investments in Debt and Equity Securities." At December 31,1995, shareholders' equity included a credit of $813,000 related to the unrealized gain on the securities classified as available-for-sale. These investments were sold in 1996.

The Company uses the equity method to account for its investments in entities in which the Company has less than a majority interest but can exercise significant influence. Under the equity method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of the affiliate's net earnings or losses as they occur.

Income Taxes--The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities.

Foreign Currency--Gains and losses on translation of the accounts of the Company's foreign operations where the local currency is the functional currency are accumulated and reported as a separate component of shareholders' equity.

Pro Forma Loss per Share (Unaudited) and Loss per Share--Loss per share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of common stock equivalent shares of common stock options and warrants. Common stock equivalent shares are calculated using the treasury stock method.

Pro forma loss per share (unaudited) is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of common stock equivalent shares of common stock options and warrants and assuming the conversion of redeemable preferred and common stock as of the beginning of the periods presented.

Fair Value of Financial Instruments--The Company discloses the fair value of its financial instruments for which it is practicable to estimate fair value. In cases where quoted market prices are not available for identical or comparable financial instruments, fair values are based on estimates using the present value of estimated cash flows or other valuation techniques. The resulting fair values can be significantly affected by the assumptions used, including the discount rate and estimates as to the amounts and timing of future cash flows. In this regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, therefore, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used to estimate the fair value for financial instruments:

   Cash and cash equivalents. The carrying amount approximates fair value.

   Borrowings. The fair value of borrowings, including capital lease obligations and other obligations is estimated by discounting the future cash flows using estimated borrowing rates at which similar types of borrowing arrangements with the same remaining maturities could be obtained by the Company.

   Notes receivable. The fair value of notes receivable is estimated using the future cash flows, discounted at market interest rates.

Reclassifications in Financial Presentation--Certain prior year information has been reclassified to conform to current year presentation.


                                       30
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 2 -- PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                               December 31,
                                                          ---------------------
                                                            1995         1996
                                                          --------     --------
                                                              (In thousands)

Data communications equipment ........................    $ 18,567     $ 24,095
Purchased software ...................................       1,904        2,989
Office and other equipment ...........................       2,214        3,108
Leasehold improvements ...............................       3,112        6,313
                                                          --------     --------
                                                            25,797       36,505
Less accumulated depreciation and amortization .......      (7,201)     (12,331)
                                                          --------     --------

                                                            18,596       24,174
                                                          --------     --------

Leased data communications equipment .................      35,700       60,979
Leased office and other equipment ....................       2,390        3,241
                                                          --------     --------
                                                            38,090       64,220
Less accumulated depreciation ........................      (5,331)     (16,333)
                                                          --------     --------

                                                            32,759       47,887
                                                          --------     --------

Property and equipment, net ..........................    $ 51,355     $ 72,061
                                                          ========     ========

Total depreciation and leasehold amortization expense in 1994, 1995 and 1996 was $2,896,000, $6,462,000, and $16,572,000, respectively.

NOTE 3 -- INTANGIBLE ASSETS

In connection with acquisitions in 1995, the Company capitalized goodwill, software and other intangible assets of approximately $47,700,000. The Company capitalized software development costs in accordance with SFAS No. 86 of $39,000, $435,000 and $816,000 during 1994, 1995 and 1996, respectively. Total amortization of these intangible assets and capitalized software development costs was $195,000, $8,222,000 and $11,072,000 in 1994, 1995 and 1996,
respectively.

In December 1995, a pretax charge of $9.9 million was recorded related to the permanent impairment of certain intangible assets which resulted from the Company's plan, adopted in the first quarter of 1996, to merge the operations of Software Ventures Corporation ("Software Ventures") with InterCon Systems Corporation ("InterCon"). As part of the plan, the Company no longer marketed products using the Software Ventures tradename, certain software products were abandoned and others were supported and marketed under the InterCon tradename. This charge, which had no immediate cash effect, recognized the permanent impairment in the value of certain intangibles including the tradename of Software Ventures, a non-compete agreement, certain software costs and goodwill recorded in connection with the acquisition of Software Ventures.

Intangible assets totalling $4,702,000 relating to the Company's consumer dial-up Internet access services were offset against the proceeds received from the sale of the Company's individual subscriber accounts in 1996 and is included in other income, net (See Note 14).

NOTE 4 -- LINES OF CREDIT

The Company has a secured revolving credit agreement with a bank under which the Company may borrow up to a maximum principal amount of the lesser of $5,000,000 or 75% of qualified accounts receivable which secure the loan less 20% of aggregate principal of certain term credit advances ($4,091,000 at December 31, 1996). This revolving line of credit agreement expires on June 30, 1997. Interest is payable monthly in arrears at a rate of prime plus 1.5%. The outstanding principal balance under this line of credit was $2,000,000 and the interest rate was 9.75% at December 31, 1996.


                                       31
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 5 -- LONG-TERM DEBT

Long-term debt consisted of the following:

                                                                              December 31,
                                                                            1995       1996
                                                                          --------   --------
                                                                             (In thousands)
Borrowing facility with a bank, interest at prime plus 2.5%;
   monthly principal installments of $353,000 plus interest ............  $  7,398   $  7,966
Note payable to a bank, interest at 7.75%; monthly principal
   and interest installments of $12,000 ................................       260        135
Other notes payable at interest rates ranging from 7.25% to 16.38%;
   monthly principal and interest installments of $115,000 .............       208      3,488
Capital lease obligations at interest rates ranging from 7.59% to 16.16%    29,895     40,264
                                                                          --------   --------
                                                                            37,761     51,853
Less current portion ...................................................   (13,631)   (24,915)
                                                                          --------   --------
Long-term portion ......................................................  $ 24,130   $ 26,938
                                                                          ========   ========

Under the borrowing facility with a bank, the Company can borrow up to $18,500,000 for purchases of equipment. Borrowings under this facility are repayable in 36 monthly installments from the dates of equipment purchases and are secured by a lien on the equipment. Interest is payable monthly at a rate of prime plus 2.5%; the interest rate was 10.75% at December 31, 1996. The borrowing facility is secured by substantially all of the Company's assets. The borrowing facility and certain capital lease obligations contain certain provisions which, among other things, require the maintenance of certain financial ratios and restrict the payment of dividends.

Other notes payable are secured by the property and equipment purchased with the proceeds. Certain notes are guaranteed by an individual who serves as an officer and director of the Company and a member of his immediate family. A lease obligation is secured by a deposit of 25% of the funds under lease and is maintained in a restricted cash account on deposit with the lender. The balance of the restricted cash at December 31, 1996 of $954,000 is included in cash and cash equivalents.

Future minimum lease payments under capital leases and annual maturities of other long-term debt are as follows:

                                                                      Other
Year Ending                                              Capital    Long-term
December 31,                                             Leases       Debt
------------                                            --------     -------
                                                            (In thousands)

1997 ................................................   $ 22,178     $ 6,576
1998 ................................................     17,614       3,661
1999 ................................................      5,846       1,211
2000 ................................................       --            81
2001 ................................................       --            60
                                                        --------     -------
                                                          45,638     $11,589
                                                        --------     =======

Less amount representing interest ...................     (5,374)
                                                        --------

Present value of future minimum lease payments ......   $ 40,264
                                                        ========

During 1994, 1995 and 1996, the Company incurred capital lease obligations of $2,473,000, $29,071,000 and $25,576,000, respectively, upon the execution of leases for new data communications equipment and other fixed assets. The Company's capital lease obligations are generally repayable in 36 monthly installments from the dates of purchase.

During the years ended December 31, 1994, 1995 and 1996, cash paid for interest was $762,000, $1,869,000 and $5,083,000, respectively.

At December 31, 1996, the aggregate unused portion under the Company's various financing arrangements for purchases of equipment was $17,266,000.

At December 31, 1995 and 1996, the estimated fair value of the capital lease obligations was approximately $30,109,000 and $40,730,000, respectively and other long-term debt was approximately $7,996,000 and $12,189,000, respectively.


                                       32
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 6 -- CAPITAL STOCK AND MANDATORILY REDEEMABLE EQUITY SECURITIES

Preferred Capital Stock
During 1995, the Board of Directors was granted authority to issue up to 30,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders.

Preferred Stock Rights Plan
On May 8, 1996, the Company's Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan") pursuant to which preferred stock purchase rights ("Rights") were granted as a dividend to shareholders of record at the rate of one Right for each outstanding share of common stock held of record as of the close of business on June 5, 1996. The Rights will also be attached to certain future issuances of common stock. Subject to certain exceptions, each Right, when exercisable, will entitle the registered holder to buy one one-thousandth of a share of a newly created Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Series A Junior Preferred Stock") at an exercise price of $75 per Right.

The Rights will become exercisable upon the occurrence of certain specified events, including an announcement that a person or group of affiliated or associated persons ("Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding common stock. In such event, each holder of a Right (other than Rights beneficially owned by the Acquiring Person) will thereafter have the right, subject to certain exceptions, to receive upon exercise thereof that number of one one-thousandths of a share of Series A Junior Preferred Stock or, at the discretion of the Company's Board of Directors, a number of additional shares of common stock as set forth in the Rights Plan.

For purposes of the Rights Plan, the Company's Board of Directors has designated 1,000,000 shares of Series A Junior Preferred Stock, which amount may be increased or decreased by the Board of Directors. All Rights expire on June 5, 2006, unless the Rights are earlier redeemed or exchanged by the Company in accordance with the Rights Plan or expire earlier upon the consummation of certain transactions as set forth in the Rights Plan.

Mandatorily Redeemable Equity Securities
The Company entered into several securities purchase agreements with investors in prior years. Pursuant to these agreements, the investors purchased shares of convertible participating preferred stock for cash or in exchange for shares of mandatorily redeemable common stock.
                              Par             Purchase            Shares
 Class                       Value              Date              Issued
 -----                       -----              ----              ------

Series A..................   $ .01              1993             2,727,000
Series B..................     .01              1993             1,105,125
Series C..................     .01              1993             1,020,000
Series D..................     .01              1994             2,000,000
Series E..................     .01              1995             3,190,555
                                                                ----------
                                                                10,042,680
                                                                ==========

Immediately prior to the completion of the Company's initial public offering on May 8, 1995, all issued and outstanding shares of redeemable convertible preferred stock were converted into 10,042,680 shares of common stock. In addition, all redemption rights of the holders of redeemable common stock (1,838,475 shares) expired upon the completion of the offering.


                                       33
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 6 -- CAPITAL STOCK AND MANDATORILY REDEEMABLE EQUITY SECURITIES (continued)

Activity with respect to redeemable convertible preferred and common stock for the two years ended December 31, 1995 was as follows:

                                                                                        Redeemable
                                                                                        Convertible    Redeemable
                                                                                         Preferred      Common
                                                                                           Stock         Stock
                                                                                          --------        ----
                                                                                             (In thousands)
Balance, December 31, 1993 .......................................................       $  6,405        $320
   Issuance of 639,000 shares of redeemable common stock pursuant
     to exercise of stock options ................................................                         29
   Issuance of 2,000,000 shares of redeemable Series D convertible preferred stock          5,147
   Accretion of redeemable convertible preferred and common stock ................          1,666          50
                                                                                         --------        ----
Balance, December 31, 1994 .......................................................         13,218         399
   Issuance of 3,190,555 shares of redeemable Series E convertible preferred stock         12,197
   Accretion of redeemable convertible preferred and common stock ................          1,356          21
   Conversion of redeemable convertible preferred stock into common stock ........        (26,771)
   Expiration of redemption rights on redeemable common stock ....................                       (420)
                                                                                         --------        ----

Balance, December 31, 1995 .......................................................       $    --         $ --
                                                                                         ========        ====

NOTE 7 -- STOCK OPTION AND REVENUE BONUS PLANS AND STOCK WARRANTS

Executive Stock Incentive Plan
The Company's Executive Stock Incentive Plan provides for a maximum of 10,000,000 shares to be available for award there under to employees and consultants of the Company and its subsidiaries. Awards under the plan may be in the form of incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock awards. The purchase price of shares covered by options cannot be less than the fair value on the date of grant. Each option granted under the plan becomes exercisable based on a schedule determined by the Compensation Committee at the date of grant. All options expire ten years after the date of grant. At December 31, 1996, there were 9,802,729 shares reserved for issuance under the plan and options with respect to 6,064,088 shares of common stock had been awarded under the plan of which options with respect to 2,747,243 and 440,365 shares of common stock were outstanding and exercisable, respectively.

Directors Stock Incentive Plan
The Directors Stock Incentive Plan provides for awards with respect to up to 100,000 shares in the aggregate to directors of the Company and its subsidiaries who are not also employees or consultants of the Company and who do not serve on the Board as a representative of a shareholder. Awards under the plan are in the form of non-qualified stock options. The purchase price of shares covered by options cannot be less than the fair value on the date of grant. Options granted under the plan when a director is first elected to the Board become exercisable quarterly over four years. Subsequent options granted under the plan become exercisable with respect to one-half of the subject shares at each of the first and second anniversaries of the date of grant. All options expire ten years after the date of grant. At December 31, 1996, there were 100,000 shares reserved for issuance under the plan of which options with respect to 20,000 shares of common stock had been awarded under the plan and options with respect to 20,000 and 2,500 shares of common stock were outstanding and exercisable, respectively.

Strategic Stock Incentive Plan
The Strategic Stock Incentive Plan provides for awards with respect to an aggregate of 3,500,000 shares of the Company's common stock to employees and consultants of the Company and its subsidiaries in connection with acquisitions, mergers, strategic alliances and other business combinations and transactions by the Company or its subsidiaries. Awards under the plan may be in the form of incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock awards. The purchase price of shares covered by options cannot be less than the fair value on the date of grant. Each option granted under the plan becomes exercisable based on a schedule determined by the Compensation Committee at the date of grant. All options expire ten years after the date of grant. At December 31, 1996, there were 3,500,000 shares reserved for issuance under the plan and options with respect to 581,449 shares of common stock had been awarded under the plan of which options with respect to 217,600 and 60,810 shares of common stock were outstanding and exercisable, respectively.


                                       34
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 7 -- STOCK OPTION AND REVENUE BONUS PLANS AND STOCK WARRANTS (continued)

Executive Stock Option Plan and Other Option Plans and Grants
Prior to 1994, the Company granted non-qualified stock options to its employees as directed by the Company's Board of Directors. In March 1994, the Company established the 1994 Executive Stock Option Plan under which it is authorized to grant up to 1,250,000 of either incentive stock options or non-qualified stock options to its employees. The purchase price of shares covered by options cannot be less than the fair value on the date of grant. Options become exercisable over one to six years following the date of grant. All options expire ten years after the date of grant. At December 31, 1996, there were 2,095,276 shares reserved for issuance under the plan and under ad hoc grants. Options with respect to 2,757,376 shares of common stock had been awarded under the plan and under ad hoc grants. Options with respect to 1,770,826 and 853,976 shares of common stock were outstanding and exercisable, respectively.

In connection with the Company's acquisition of InterCon in June 1995, options outstanding under each of the InterCon Systems Corporation 1992 Incentive Stock Plan and the InterCon Systems Corporation 1994 Stock Option Plan became exercisable (subject to original vesting schedules; generally vesting over four years) for shares of the Company's common stock pursuant to the terms of the plans. As of December 31, 1996, the options outstanding under the 1992 plan consist of incentive stock options with respect to 169,569 shares of common stock and the options outstanding under the 1994 plan consist of non-qualified stock options with respect to 112,592 shares of common stock. At December 31, 1996, options with respect to 226,392 shares were exercisable. No additional options in respect of shares will be granted under either plan.

In connection with the Company's acquisition of Software Ventures in July 1995, options outstanding under the Software Ventures Corporation 1994 Stock Option Plan became exercisable (subject to original vesting schedules; generally, one-half vesting after one year and one-half over four years) for shares of the Company's common stock pursuant to the terms of such plan. At December 31, 1996, options with respect to 25 shares under the plan were outstanding and exercisable. No additional options in respect of shares will be granted under the plan.

Stock Option Repricing
Effective April 5, 1996, the Company's Board of Directors approved a repricing of certain employee stock options. Accordingly, options with respect to 2,520,555 shares of the Company's common stock whose exercise price was greater than $9.375, the closing market price of the Company's common stock on that date, were cancelled and new options with respect to the same number of shares were granted with an exercise price of $9.375. Other terms and conditions of the options remained the same.

Revenue Bonus Plan
At the discretion of the Board of Directors, the Company has awarded stock and options to its employees who elected to participate under a revenue bonus plan. In December 1994, the Company awarded 150 shares of its common stock and options to purchase 300 shares of its common stock to each of its employees. The stock was issued to employees after completion of one year of service with the Company. Options granted under the plan vest ratably over six years from the date of grant. The purchase price of the shares cannot be less than the fair value at the date of grant. No such awards were made in 1995 and 1996.

Accounting for Stock Issued to Employees
The Company accounts for its stock option plans under APBOpinion No. 25, "Accounting for Stock Issued to Employees." In 1996, the Company adopted SFASNo. 123, "Accounting for Stock-Based Compensation," for disclosure purposes. Under these provisions, no compensation expense has been recognized in the results of operations for its stock option plans.

For disclosure purposes the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 1995 and 1996, respectively: no annual dividends for either year, expected volatility of 80% and 80%, risk-free interest rate of 6.85% and 5.98% and expected life of
6.5 years and 5.0 years. The weighted-average fair value of the stock options granted in 1995 and 1996 was $6.90 and $4.89, respectively.

Under the above model, the total value of stock options granted in 1995 and 1996 was $10.6 million and $28.6 million, respectively, which would be amortized on a pro forma basis over the option vesting period. Had the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro forma loss and pro forma loss per share would have been $54.8 million and $1.84 in 1995 and $63.9 million and $1.62 in 1996. The SFAS No. 123 method of accounting does not apply to options granted prior to January 1, 1995, and accordingly, the resulting pro forma compensation cost may not be representative of that to be expected in future years.


                                       35
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 7 -- STOCK OPTION AND REVENUE BONUS PLANS AND STOCK WARRANTS (continued)

Stock Warrants
The Company has issued to certain investors, a lease provider and consultants warrants to purchase shares of the Company's common stock. Warrants issued to certain investors and a lease provider vested immediately and vesting with respect to warrants issued to consultants was contingent upon the performance of services. Compensation expense recorded with respect to warrants issued to consultants was $26,000, $199,000 and $275,000 in 1994, 1995 and 1996,
respectively. These warrants expire at various dates through 2003. At December 31, 1996, there were 425,674 shares reserved for issuance under stock warrant agreements of which warrants with respect to 425,674 shares of common stock were outstanding and exercisable.

Stock Option and Warrant Activity
The following table summarizes stock option and warrant activity under all plans for the three years ended December 31, 1996:

                                        Number of Shares           Price     Weighted-Average
                                        of Common Stock           per Share   Exercise Price
                                    Options       Warrants        ---------  ----------------
                                   ---------      ---------
Balance, December 31, 1993 ...     2,571,500      3,740,400       $.05-$3.00    $  1.49
   Granted ...................       417,450        240,000        2.00-4.15       2.41
   Exercised .................      (639,000)          --           .05-1.10        .13
   Forfeited .................        (9,000)      (228,000)        .05-2.00       1.61
                                   ---------      ---------

Balance, December 31, 1994 ...     2,340,950      3,752,400       $.50-$4.15    $  1.72
   Granted ...................     1,559,891            833       4.15-25.25       9.16
   Assumed ...................     1,543,414           --           .01-6.13       4.18
   Exercised .................      (494,719)    (1,484,419)        .50-6.13       1.60
   Forfeited .................      (105,868)      (184,307)      2.00-25.25       4.50
                                   ---------      ---------

Balance, December 31, 1995 ...     3,843,668      2,084,507      $.01-$25.25    $  3.42
   Granted ...................     5,853,949            167       4.15-16.75      10.81
   Exercised .................      (819,256)    (1,659,000)        .01-9.38       2.36
   Forfeited .................    (1,319,951)          --         1.60-25.25       8.72
   Cancelled .................    (2,520,555)          --         9.56-25.25      13.61
                                   ---------      ---------

Balance, December 31, 1996 ...     5,037,855        425,674     $ .05-$13.50    $  6.24
                                   =========      =========

Exercisable, December 31, 1995       973,625      2,054,507     $ .05-$13.88    $  1.44
                                   =========      =========
Exercisable, December 31, 1994       532,400      3,528,093     $  .50-$3.00    $   .70
                                   =========      =========

The following table summarizes information about the shares outstanding and exercisable for options and warrants at December 31, 1996:

                                       Outstanding                                    Exercisable
                       -------------------------------------------------      -----------------------------
                                     Weighted-Average
    Range of            Number           Remaining      Weighted-Average       Number      Weighted-Average
 Exercise Prices      Outstanding    Contractual Life    Exercise Price      Exercisable    Exercise Price
 ---------------      -----------    ----------------    --------------      -----------    --------------
    $.05-$3.00         1,842,043           3.78              $ 1.51           1,390,843         $ 1.39
     4.15-9.13         1,099,643           8.57                6.10             161,578           6.03
          9.38         1,855,443           8.99                9.38             386,175           9.38
    9.69-13.50           666,400           9.51               10.78              71,146          10.01
                       ---------                                              ---------
   $.05-$13.50         5,463,529           7.21              $ 6.24           2,009,742         $ 3.60
                       =========                                              =========


                                       36
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 8 -- INCOME TAXES

Deferred tax liabilities (assets) consisted of the following:

                                                             December 31,
                                                        1995             1996
                                                      --------         --------
                                                           (In thousands)
Gross deferred tax liabilities:
   Depreciation/amortization .................        $  3,376         $  6,741
   Acquired intangibles ......................           5,065            2,377
   Other .....................................             369             --
Gross deferred tax assets:
   Net operating losses (domestic) ...........         (18,223)         (35,755)
   Net operating losses (foreign) ............            --             (3,344)
   Other .....................................          (1,327)          (1,866)
                                                      --------         --------
Net deferred tax assets ......................         (10,740)         (31,847)
   Valuation allowance .......................          11,375           32,323
                                                      --------         --------
                                                      $    635         $    476
                                                      ========         ========

The Company has provided a valuation allowance for net deferred tax assets of its operations since realization of these benefits cannot be reasonably assured. The net change in the valuation allowance for net deferred tax assets was an increase of $8,936,000 in 1995 and an increase of $20,948,000 in 1996. The changes primarily relate to loss carryforwards incurred in 1995 and 1996.

At December 31, 1996, the Company had domestic net operating loss carryforwards of approximately $87,200,000 for income tax purposes. These net operating loss carryforwards may be carried forward in varying amounts until 2011 and may be limited in their use in the event of significant changes in the Company's ownership. In addition, their use is limited to future earnings of the Company. In addition, at December 31, 1996, the Company had net operating loss carryforwards for tax purposes in various jurisdictions outside the United States amounting to approximately $8,700,000 of which approximately $3,600,000 can be indefinitely carried forward under local statutes. The remaining foreign loss carryforwards, if unused, will expire in varying amounts until 2003.

During 1996, the Company recognized a deferred tax benefit of $159,000 relating to the reversal of certain deferred tax liabilities of one of its foreign subsidiaries. There was no domestic or foreign income tax expense (benefit) in 1994 and 1995.

No cash was paid for income taxes in 1994, 1995 or 1996.

NOTE9 -- COMMITMENTS AND CONTINGENCIES

Commitments
Guaranteed monthly usage levels of data and voice communications with certain of the Company's telecommunication vendors at December 31, 1996 aggregate to the following annual amounts:

Year Ending
December 31,                                             (In thousands)
------------

1997 ................................................       $ 5,416
1998 ................................................         4,646
1999 ................................................         2,224
2000 ................................................         1,900
2001 ................................................           360
                                                            -------
                                                            $14,546
                                                            =======


                                       37
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 9 -- COMMITMENTS AND CONTINGENCIES (continued)

The Company also leases certain of its facilities under non-cancellable operating leases expiring in various years through 2005. The operating lease on the office facilities includes scheduled base rent increases over the term of the lease. The total amount of base rent is being charged to expense on the straight-line method over the term of the lease. Total rent expense for all operating leases amounted to $691,000, $2,077,000 and $3,601,000 in 1994, 1995
and 1996, respectively.

Future minimum lease payments under non-cancellable operating leases as of December 31, 1996, are as follows:

Year Ending
December 31,                                                 (In thousands)
------------

1997 ..................................................         $ 2,477
1998 ..................................................           2,388
1999 ..................................................           2,440
2000 ..................................................           2,333
2001 ..................................................           2,217
Thereafter ............................................           2,750
                                                                -------
                                                                $14,605
                                                                =======

Contingencies
The Company is subject to certain claims and legal proceedings that arose in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition of the Company.

NOTE 10 -- RETIREMENT SAVINGS PLAN

Under the terms of the Company's Employee Retirement Savings Plan, participants are eligible to receive discretionary Company matching contributions each year of 100% of the first $1,000 of employee salary deferral and 25% of amounts thereafter up to the maximum allowable deferral under IRS regulations. All contributions to a participant's plan account are 100% vested after two years of service with the Company. The total contributions made by the Company under the Plan totalled $28,000, $131,000 and $622,000 during 1994, 1995 and 1996, respectively.

NOTE 11 -- RELATED PARTY TRANSACTIONS

In 1994, revenue of $2,086,000 was earned from NYSERNet, Inc., a former shareholder of the Company. Accounts receivable due and revenue earned from NYSERNet, Inc. as of and for the years ended December 31, 1995 and 1996 were not material. No other contractual arrangement accounted for more than 10% of revenues in any given year.

The Company is a party to two agreements with Cascade Communications Corporation (Cascade) dated July 31, 1992 and November 3, 1994, respectively, pursuant to which the Company leases equipment manufactured by Cascade. Amounts advanced under these facilities bear interest at annual rates of 8.0% and prime plus 4.0%, respectively. Under the first facility, the Company leased assets aggregating approximately $351,000 in 1992. Payments under this facility totalled approximately $120,000 and $83,000 in 1994 and 1995, respectively. Under the second facility, under which the Company can lease up to $5 million, the Company leased assets aggregating approximately $178,000 and $4,822,000 in 1994 and 1995, respectively. Payments on this facility totalled approximately $1,065,000 and $1,994,000 in 1995 and 1996, respectively. The first facility was paid-in-full in 1995. The ending balance on the second facility was approximately $4,206,000 and $2,649,000 as of December 31, 1995 and 1996,
respectively. A general partner of Matrix III Management Company (Matrix III) is a director of Cascade. Matrix III is the general partner of Matrix, which at the time of the above transaction was a principal shareholder of the Company. Another general partner of Matrix III is a former director of the Company. Cascade holds 10,000 shares of the Company's common stock.

On March 1, 1995, the Company's Board of Directors approved a stock option loan program pursuant to which the Company may make loans, in the aggregate not to exceed $2.5 million, to employees in connection with the exercise of options granted to them. Loans will be evidenced by three-year full recourse promissory notes which bear interest at the then applicable federal rate, secured by stock issued upon the exercise of such options. Loans in the amount of $220,000 had been issued under the program of which principal in the amount of $214,000 and $1,000 and interest in the amount of $10,000 and $121 remains outstanding at December 31, 1995 and 1996, respectively, and are included in shareholders' equity, as a component of capital in excess of par value. In addition, the Company loaned a former executive officer of the Company $100,000 to refinance the principal amount of a bank loan incurred by him on October 14, 1993, to finance a portion of the exercise price relating to his exercise on that date of options to acquire 320,000 shares of common stock. The full payment on this $100,000 loan was received in 1996.


                                       38
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 12 -- ACQUISITIONS AND DISPOSITIONS

The following acquisitions have been accounted for as purchase business combinations and accordingly, the net assets and results of their operations have been included in the Company's financial statements since the acquisition dates. The purchase price was allocated to the assets acquired, including intangibles, and liabilities assumed. The excess of the purchase price over the pair value of the net assets is being amortized over periods from three to five years from the dates of acquisition.

PSINet Pipeline New York, Inc.
On February 7, 1995, the Company issued an aggregate of approximately 2,690,218 shares of its common stock to shareholders of PSINet Pipeline New York, Inc. (formerly The Pipeline Network Inc.; "Pipeline"), a New York based Internet service provider, in exchange for all of the outstanding common stock and preferred stock of Pipeline. The fair value of the shares of the Company's common stock exchanged and liabilities assumed was approximately $12,129,000. As further described in Note 14, the Company transferred substantially all of its individual subscriber accounts and related tangible and intangible assets relating to the Company's consumer dial-up Internet access services to a third party in the second and third quarters of 1996.

EUnet GB Limited
On July 21, 1995, the Company purchased from The University of Kent at Canterbury all of the issued and outstanding ordinary shares of EUnet GB Limited ("EUnet GB"), an English corporation. In consideration of the purchase of the shares of EUnet GB, the Company paid approximately $3,986,000 and issued an aggregate of 42,011 shares of its common stock. The fair value of the shares of the Company's common stock exchanged, together with cash of $3,986,000 and liabilities assumed at acquisition, was approximately $7,126,000.

InterCon Systems Corporation and Software Ventures Corporation
On June 16, 1995, the Company issued an aggregate of approximately 921,612 shares of its common stock to shareholders of InterCon, a Virginia corporation, in exchange for all of the issued and outstanding capital stock of InterCon. InterCon develops and markets standards-based connectivity software products for Windows and Macintosh personal computer systems. The fair value of the shares of the Company's common stock exchanged, options granted and liabilities assumed was approximately $19,685,000.

On July 11, 1995, in connection with the merger of Software Ventures into a subsidiary of the Company, the shareholders of Software Ventures received an aggregate of approximately 762,208 shares of the Company's common stock. Software Ventures developed and supplied interactive communications software and internetworking solutions. The fair value of the shares of the Company's common stock exchanged, options granted and liabilities assumed was approximately $15,834,000. In the first quarter of 1996, the Company merged the operations of Software Ventures and InterCon into one Internet software subsidiary known as InterCon.

Subsequent to December 31, 1996, the Company sold all of the issued and outstanding capital stock of its wholly-owned subsidiary InterConto Ascend Communications, Inc. ("Ascend") in exchange for $12 million in cash pursuant to a Stock Acquisition Agreement between the Company and Ascend. In addition, in connection with the sale, the Company received $8.5 million in cash from Ascend as repayment of intercompany debt owed by InterCon to the Company.

The following presents the Company's unaudited pro forma consolidated income statement data for the years ended December 31, 1995 and 1996, as if the sale of InterCon had occurred at the beginning of the periods presented. The revenue and net loss below are not intended to reflect the results of operations that would actually have been obtained if the sale had occurred at the beginning of the period presented.

                                                 Twelve Months Ended
                                       -------------------------------------
                                       December 31, 1995   December 31, 1996
                                       -----------------   -----------------
                                      (In thousands, except per share amounts)
                                                     (unaudited)
Revenue ............................        $ 33,750           $ 79,602
Net loss ...........................        $(36,839)          $(42,860)
Pro forma loss per share ...........        $  (1.23)          $  (1.09)


                                       39
                         PSINet Inc. 1996 Annual Report

                                   PSINet Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 13 -- INVESTMENTS IN AFFILIATES AND JOINT VENTURES

World Online B.V.
In December 1995, the Company entered into a definitive agreement to acquire 20% of the outstanding common stock of World Online B.V. ("World Online"), an Internet service provider in the Netherlands. This investment is being accounted for under the equity method. The Company paid for 10% of the outstanding common stock of World Online in 1995 for cash consideration of 275,000 Dutch Guilders (approximately $172,000 based upon an exchange rate of $1.00 : 1.602 Dutch Guilders) and is obligated to pay for the additional 10% of the outstanding common stock of World Online for consideration equal to $125 per paying subscriber of the World Online service at a measurement date in December 1996 which is payable, at World Online's option, in cash (not to exceed $5,000,000) and/or shares of PSINet common stock (based on the market price at the date of closing).

At December 31, 1996, the Company has accrued $2,536,000 related to this obligation which is included in other accounts payable and accrued liabilities. In addition, this obligation is secured by a deposit of 82,884 shares of the Company's common stock held in an escrow account. These shares are considered issued and outstanding at December 31, 1996 and are recorded at par value. The Company's net investment in World Online, at December 31, 1996, of $1,932,000, is recorded in other assets and deferred charges.
In connection with the agreement, the Company has also granted to World Online a subordinated loan facility, subject to certain conditions, pursuant to which World Online is permitted to borrow up to 725,000 Dutch Guilders bearing interest at the rate of 6% per annum and payable in full on December 31, 1998. At December 31, 1996, $311,000 was outstanding under this facility which is also included in other assets and deferred charges. Trade accounts receivable from World Online at December 31, 1996 totaled $653,000.

Hansol Telecom
In August 1995, the Company entered into an agreement to form a joint venture with Hansol Paper Co. Ltd.("Hansol Paper"), of Seoul, Korea for the purpose of extending the PSINet network to provide Internet services in Korea. In March 1996, pursuant to these arrangements, the Company acquired a 10% interest in Hansol Telecom ("Hansol"), an affiliate of Hansol Paper, for approximately $3.1 million. This investment is reflected in short-term investments and marketable securities. Pursuant to its agreement with Hansol, the Company has the right, for up to three years, to require Hansol Paper to purchase its Hansol shares at the higher of market value at the date of sale or the price at which the Company purchased its Hansol shares plus interest at the rate of prime plus 1% per annum from the time of its purchase through the date of sale. Additionally, in March 1996, the Company licensed intellectual property to Hansol for approximately $1.8 million.

PSINet Europe
On September 19, 1996, the Company entered into an agreement with Chatterjee Management Company (doing business as The Chatterjee Group), a Delaware corporation ("Chatterjee"), pursuant to which the Company and an investment group led by Chatterjee (the "Chatterjee Investor Group") would establish a joint venture to be known as PSINet Europe (the "Joint Venture") for the purpose of building an Internet network across Europe and providing Internet-related services in Europe. The Company and Chatterjee are considering certain matters which may result in a substantive amendment to this agreement.

NOTE 14 -- AGREEMENTS WITH MINDSPRING ENTERPRISES, INC.

On June 28, 1996, the Company entered into an agreement with MindSpring Enterprises, Inc., an Atlanta, GA based Internet access provider ("MindSpring"), pursuant to which the Company agreed to transfer to MindSpring substantially all of its individual subscriber accounts and related tangible and intangible assets and rights in connection with the consumer dial-up Internet access services operated by the Company in the United States for $12,929,000 in cash and notes receivable. The gain from this sale of $5,417,000 has been recorded as other income, net in the Company's consolidated statement of operations. The balance of the note receivable from MindSpring at December 31, 1996 was $2,769,000. The note, which bears no interest, was recorded at a discount of $309,000 with scheduled repayments over 24 months, beginning January 1997. In connection with the transfer, the parties also entered into a Network Services Agreement pursuant to which the Company agreed to provide access to MindSpring's individual subscribers through local dial-in POPs connected to the Company's network.

At December 31, 1996, the note receivable from MindSpring approximates its estimated fair value.


                                       40
                         PSINet Inc. 1996 Annual Report

The PSINet Group

CORPORATE
HEADQUARTERS

PSINet Inc.
510 Huntmar Park Drive
Herndon, VA 20170
Phone: (703) 904-4100
Fax: (703) 904-4200
Web:www.psi.net

PSINet also has offices
located in:
Boston, MA
Chicago, IL
Dallas, TX
El Segundo, CA
Kennesaw, GA
New York, NY
Newtown, PA
Santa Clara, CA
Tarpon Springs, FL
Troy, NY

SUBSIDIARIES

PSINet Publishing Corporation
510 Huntmar Park Drive
Herndon, VA 20170
Phone: (703) 904-4100
Fax: (703) 904-4200

PSINet Security Services Inc.
510 Huntmar Park Drive
Herndon, VA 20170
Phone: (703) 904-4100
Fax: (703) 904-4200

PSINet Japan Inc.
Plaza Mikado Bldg., 3F
2-14-5 Akasaka, Minato-ku
Tokyo 107
Japan
Phone: +81.3.5574.7171
Fax: +81.3.5574.7173
Web: www.jp.psi.net

PSINet UK Limited
Brookmount Court
Kirkwood Road
Cambridge CB4 2QH
England
Phone: +44.1223.577.577
Fax: +44.1223.577.600
Web: www.uk.psi.net

PSINet Limited
7300 Warden Avenue,
Suite 213
Markham, ON  L3R 9Z6
Canada
Phone: (905) 477-1318
Fax: (905) 477-2084
Web:www.psi.ca


                                       41
                         PSINet Inc. 1996 Annual Report

CORPORATE INFORMATION



ANNUAL MEETING                              GENERAL COUNSEL

The Annual Meeting of Shareholders will     David N. Kunkel, Esq.
be held on Saturday, May 10, 1997, at
9:00 a.m. at the Hyatt Regency Reston,
1800 Presidents Street, Reston, VA
20190.                                      INDEPENDENT ACCOUNTANTS

                                            Price Waterhouse LLP
INVESTOR INFORMATION                        1301 K Street NW, 800W
                                            Washington, D.C. 20005-3333
Shareholders, financial analysts, and
brokers seeking information about the
Company's financial affairs may contact:    OUTSIDE LEGAL COUNSEL

PSINet Inc.                                 Nixon, Hargrave, Devans &
Investor Relations Department                 Doyle LLP
510 Huntmar Park Drive                      437 Madison Avenue
Herndon, VA 20170                           New York, NY 10022-7001
Voice: (703)904-4100, ext. 1245
Fax: (703) 904-8733                         FACTORS AFFECTING FORWARD-LOOKING
E-mail: investor-relations@psi.com            STATEMENTS

Form 10-K                                   Certain of the information
                                            contained in this Annual Report,
A COPY OF THE COMPANY'S ANNUAL REPORT       including under "Management's
ON FORM 10-K FOR THE FISCAL YEAR ENDED      Discussion and Analysis of
DECEMBER 31, 1996, AS FILED WITH THE        Financial Condition and Results
SECURITIES AND EXCHANGE COMMISSION, MAY     of Operations," contain forward-
BE OBTAINED BY SHAREHOLDERS WITHOUT         looking statements. Such forward-
CHARGE BY WRITING TO THE INVESTOR           looking statements are subject to
RELATIONS DEPARTMENT AT THE COMPANY'S       a number of factors, including
HEADQUARTERS. EXHIBITS TO THE COMPANY'S     material risks, uncertainties and
ANNUAL REPORT ON FORM 10-K WILL BE          contingencies, which could cause
SUPPLIED UPON PAYMENT OF A REASONABLE       actual results to differ materially
FEE.                                        from the forward-looking statements.

                                            For a discussion of important
                                            factors that could cause actual
                                            results to differ materially from
                                            the forward-looking statements,
                                            please refer to Item 1 to PSINet's
                                            Annual Report on Form 10-K and
                                            other periodic reports and documents
                                            filed with the Securities and
                                            Exchange Commission.

CORPORATE INFORMATION

STOCK REGISTRAR AND TRANSFER AGENT

All correspondence concerning changes of address for Shareholders or re-registration of shares should be directed to the following:

First Chicago Trust Company of New York
P.O. Box 2500
Jersey City, NJ 07303-2500
Telephone Response Center: (201) 324-0498
Fax: (201)222-4892
E-mail: fctc@em.fcnbd.com
Web:www.fctc.com


SECURITIES

PSINet's Common Stock is traded on the Nasdaq National Market under the symbol: PSIX.

The Company had approximately 793 record holders of its Common Stock at February 28, 1997.

DIVIDEND POLICY

PSINet has never declared or paid cash dividends on its Common Stock and does not anticipate that any cash dividends will be paid in the foreseeable future. The payment of dividends is restricted under the terms of the Company's existing credit facilities.

PRICE RANGE OF COMMON STOCK

The Common Stock has been traded publicly since May 1, 1995, the effective date of the Company's initial public offering. The range of the high and low closing bid prices for the Common Stock for each quarterly period from May 1, 1995, through December 31, 1996, as reported by the Nasdaq National Market, is presented below. Such quotations reflect interdealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.


                         1995               1996
                         ----               ----
                     High    Low        High     Low
                     ----    ---        ----     ---


1st Quarter           -       -        $22 3/8   $9 1/8

2nd Quarter         $15 5/8   $12      $18 1/2   $7 3/8

3rd Quarter         $25 1/4   $15 1/4  $12 5/8   $8 3/8

4th Quarter         $28 1/2   $13 3/4  $14       $8 1/2



All brands, products, and service names mentioned are trademarks or registered service marks of their respective owners.

                      Design and Production: PSINet Inc.
Photography and Digital Illustrations: Scott Nibauer, Lien/Nibauer Photo, Inc.
                      Printing: French-Bray Incorporated

EXECUTIVE OFFICERS AND
BOARD OF DIRECTORS


William L. Schrader - Chairman of the Board of Directors, President and Chief Executive Officer (Founder)

Harold S. "Pete" Wills - Executive Vice President, Chief Operating Officer and Director

David N. Kunkel - Senior Vice President, General Counsel, Secretary and
Director

Edward D. Postal - Vice President and Chief Financial Officer

Mary-Ann Carolan - Vice President, Customer Administration

James R. "Chuck" Davin - Vice President and Chief Technical Officer

Mark S. Fedor - Vice President, Engineering

Richard R. Frizalone - Vice President, Corporate Sales

David L. Hudson - Vice President, Business and Product Development

Mitchell Levinn - Vice President, Network Operations

William H. Baumer - Director; Professor, Philosophy, the University of Buffalo, Buffalo, New York

Wade Woodson - Director; General Partner, Sigma Partners, Menlo Park,
California

Ian P. Sharp - Director; Founder (Retired), I.P. Sharp Associates, Toronto,
Canada

William A. Wilson - Director; Executive Vice President and Chief Financial Officer, Arch Communications Group, Inc., Westborough, Massachusetts